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                                                                       Exhibit 2


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                      AGREEMENT AND PLAN OF REORGANIZATION

                                      AMONG

                            FOUNDATION BANCORP, INC.
                              AN OHIO CORPORATION,

                GARFIELD ACQUISITION CORP., AN OHIO CORPORATION,

               GARFIELD ACQUISITION SUB CORP., AN OHIO CORPORATION

                                       AND

                                 GEORGE J. BUDIG


                               DATED APRIL 3, 2001





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                      AGREEMENT AND PLAN OF REORGANIZATION
                      ------------------------------------


         THIS AGREEMENT AND PLAN OF REORGANIZATION (this "AGREEMENT") is made as of April 3, 2001 among FOUNDATION BANCORP, INC., an Ohio corporation ("FOUNDATION"), GARFIELD ACQUISITION CORP., an Ohio corporation ("ACQUISITION COMPANY"), and GARFIELD ACQUISITION SUB CORP., an Ohio corporation and wholly owned subsidiary of Acquisition Company ("ACQUISITION SUB") and George J. Budig, the sole shareholder of Acquisition Company ("BUDIG").

                                    RECITALS

         A. The Board of Directors of Foundation has approved, and deems it advisable and in the best interests of Foundation's shareholders to consummate, the business combination transaction provided for herein in which Acquisition Sub shall, subject to the terms and conditions set forth herein, merge with and into Foundation (the "MERGER").

         B. The Boards of Directors of Acquisition Company and Acquisition Sub have each approved, and deem it advisable and in the best interest of their respective shareholders to consummate, the Merger.

         C. Foundation and Acquisition Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions precedent to the Merger.

         D. Acquisition Company has decided to convert the charter of Foundation's wholly-owned subsidiary, Foundation Savings Bank, from that of an Ohio savings and loan association to a that of a federal savings bank (the "Charter Conversion"), and Foundation has indicated to Acquisition Company its willingness to cooperate and to cause the Bank to cooperate with Acquisition Company to effectuate the charter conversion.

         E. In consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth herein, Acquisition Company, Acquisition Sub and Foundation hereby agree as follows:


                                   ARTICLE 1.

                           TERMS OF MERGER AND CLOSING

         SECTION 1.1 DEFINITIONS.

         In addition to terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated:

         "ACQUISITION COMPANY LIQUIDATED DAMAGES AMOUNT" shall have the meaning set forth in Section 7.2 hereof.

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         "ACQUISITION PROPOSAL" shall have the meaning set forth in Section 4.3 hereof.

         "BANK" means Foundation Savings Bank, an Ohio permanent capital stock savings and loan association.

         "BANK RECOGNITION PLAN" shall have the meaning set forth in Section 1.7 hereof

         "BANK RECOGNITION PLAN CASH PAYMENT AMOUNT" shall have the meaning set forth in Section 1.7 hereof.

         "BREAK-UP FEE" shall have the meaning set forth in Section 7.2 hereof.

         "BURDENSOME CONDITION" shall have the meaning set forth in Section 6.1 hereof.

         "CRA" shall mean the Community Reinvestment Act, 12 U.S.C. ss.2901, as implemented by Regulations 12 CFR part 563e.

         "CERTIFICATES" shall have the meaning set forth in Section 1.7 hereof.

         "CERTIFICATE OF MERGER" shall have the meaning set forth in Section 1.3 hereof.

         "CHARTER CONVERSION" shall have the meaning set forth above in Recital
D.

         "CLOSING" shall have the meaning set forth in Section 1.8 hereof.

         "CLOSING DATE" shall have the meaning set forth in Section 1.8 hereof.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section
8.2 hereof.

         "CONTRACT" shall mean, with respect to any Person, any agreement, indenture, undertaking, debt instrument, contract, lease or other commitment to which such person is a party or by which it is bound or to which any of its properties is subject.

         "DEPOSIT AMOUNT" shall have the meaning set forth in Section 1.9 hereof.

         "DEPOSIT DATE" shall have the meaning set forth in Section 1.9 hereof.

         "DISCLOSURE SCHEDULE" shall have the meaning set forth in Article II hereof.

         "DISQUALIFIED INDIVIDUAL" shall have the meaning set forth in Section
2.22 hereof.

         "DISSENTING SHARES" shall have the meaning set forth in Section 1.7 hereof.

         "EEOC" shall mean the United States Equal Employment Opportunity Commission or any successor thereto.


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         "ERISA" shall have the meaning set forth in Section 2.14 hereof.

         "EARNEST MONEY DEPOSIT" shall have the meaning set forth in Section
1.10 hereof.

         "EFFECTIVE TIME" shall have the meaning set forth in Section 1.3 hereof.

         "ENVIRONMENTAL LAWS" shall have the meaning set forth in Section 2.17 hereof.

         "EQUAL CREDIT OPPORTUNITY ACT" shall mean the provisions of 15 U.S.C. 1691 ET SEQ.

         "ESCROW AGENT" shall have the meaning set forth in Section 1.10 hereof.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

         "FAIR HOUSING ACT" shall mean the Fair Housing Act of 1968, 42 U.S.C.A. ss. 3601 ET SEQ.

         "FEDERAL DEPOSIT INSURANCE ACT" shall mean the Federal Deposit Insurance Act of 1950 (P.L. 81-797, 64 STAT. 873).

         "FINANCIAL ADVISOR" shall have the meaning set forth in Section 2.23 hereof.

         "FOUNDATION COMMON SHARES" shall mean the shares of common stock of Foundation Bancorp Inc., no par value per share.

         "FOUNDATION EMPLOYEE PLANS" shall have the meaning set forth in Section
2.14 hereof.

         "FOUNDATION FINANCIAL STATEMENTS" shall have the meaning as set forth in Section 2.5 hereof.

         "FOUNDATION LIQUIDATED DAMAGES AMOUNT" shall have the meaning set forth in Section 7.2 hereof.

         "FOUNDATION STOCK OPTION PLANS" shall have the meaning set forth in
Section 1.7 hereof.

         "HOME OWNERS LOAN ACT" shall mean the Home Owners Loan Act, 12 U.S.C.A. ss. 1461 ET SEQ.

         "IRS" shall mean the United States Internal Revenue Service.

         "INJUNCTION" shall have the meaning set forth in Section 6.1 hereof.

         "LETTER OF TRANSMITTAL" shall have the meaning set forth in Section 1.9 hereof.


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         "MATERIAL ADVERSE EFFECT" shall mean, with respect to any Person, a material adverse effect on the financial condition, the results of operations, the business, assets or prospects of such Person.

         "MATERIAL CONTRACTS" shall have the meaning set forth in Section 2.19 hereof.

         "MERGER" shall have the meaning set forth above in Recital A.

         "OGCL" shall mean the Ohio General Corporation Law, Ohio Revised Code,
Section 1701.01 et seq.

         "OTS" shall mean the Office of Thrift Supervision of the U.S. Department of the Treasury and its predecessor, the Federal Home Loan Bank Board, or any successor thereto.

         "OUTSTANDING FOUNDATION SHARES" shall mean, as of any given date, the Foundation Common Shares issued and outstanding.

         "PAYING AGENT" shall have the meaning set forth in Section 1.9 hereof.

         "PER SHARE MERGER CONSIDERATION" shall mean Seventeen and 60/100 Dollars ($17.60) in cash payable per each Foundation Common Share issued and outstanding immediately prior to the Effective Time.

         "PERSON" means any individual, bank, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

         "PRE-CLOSING FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 6.1 hereof.

         "PROXY STATEMENT" shall have the meaning set forth in Section 4.1 hereof.

         "REGULATORY AGENCY" shall mean the OTS, the FDIC, the SEC or the Ohio Division of Financial Institutions.

         "REGULATORY AGREEMENT" shall have the meaning set forth in Section 2.8 hereof.

         "REQUIRED REGULATORY ACTIONS" shall have the meaning set forth in
Section 2.2 hereof.

         "SEC" means the United States Securities and Exchange Commission.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

         "SHAREHOLDER APPROVAL" shall have the meaning set forth in Section 4.1 hereof.

         "SHAREHOLDERS' MEETING" shall have the meaning set forth in Section 4.1 hereof.

         "STOCK OPTION" shall have the meaning set forth in Section 1.7 hereof.


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         "SUBSIDIARIES" shall mean, in reference to any Person, any bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, of which that Person owns a majority of the voting equity interests.

         "SUPERIOR ACQUISITION PROPOSAL" shall have the meaning set forth in
Section 4.3 hereof.

         "SURVIVING CORPORATION" shall have the meaning set forth in Section 1.2 hereof.

         "TAX RETURN" shall mean any return, declaration, estimate, statement or report, information return or other document (including any related or supporting information) with respect to Taxes.

         "TAXES" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or undisputed.

         "TOTAL OPTION AMOUNT" shall have the meaning set forth in Section 1.7 hereof.

         SECTION 1.2 The Merger.

         Pursuant to the OGCL and subject to and upon the terms and conditions of this Agreement, Acquisition Sub shall merge with and into Foundation. Foundation shall be the surviving corporation in the Merger (in this capacity, the "SURVIVING CORPORATION"). Acquisition Sub shall be the merging corporation in the Merger and its corporate identity and existence, separate and apart from the Surviving Corporation, shall cease upon consummation of the Merger.

         SECTION 1.3 Effective Time.

         On the date of the Closing (as defined in Section 1.8 hereof), Acquisition Company, Acquisition Sub and Foundation shall cause the Merger to be consummated by executing and filing a certificate of merger (the "CERTIFICATE OF MERGER"), together with any required related documents, with the Secretary of State of the State of Ohio, in such form as required by the OGCL (the time of such filing being the "EFFECTIVE TIME").

         SECTION 1.4 Effect of Merger.

         The Merger shall have all of the effects provided for in this Agreement, the OGCL and under other applicable state and federal law. Without limiting the generality of the foregoing, at the Effective Time, the separate existence of Acquisition Sub shall cease; the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of both Foundation and Acquisition Sub, all of which shall be vested in the Surviving Corporation without further act or deed; and all of the separate rights and obligations of both Foundation and Acquisition Sub shall become the rights and obligations of the Surviving Corporation after the Effective Time, without impairing the rights or obligations of either constituent corporation to the Merger.


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         SECTION 1.5 Articles of Incorporation; Regulations.

                 (a) At the Effective Time, the Articles of Incorporation of Acquisition Sub, as amended pursuant to this Agreement, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the OGCL and such Articles of Incorporation.

                 (b) The Regulations of Acquisition Sub, as in effect immediately prior to the Effective Time, shall be the Regulations of the Surviving Corporation until thereafter amended as provided by the OGCL, the Articles of Incorporation of the Surviving Corporation and such Regulations.

         SECTION 1.6 Directors and Officers.

         The directors of Acquisition Company immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Regulations of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The officers of Foundation immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation to serve at the pleasure of the Board of Directors of the Surviving Corporation (without prejudice to the contract rights, if any, of any such officer).

         SECTION 1.7 Conversion of Stock; Stock Options; Dissenting Shares.

                 (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each of the Outstanding Foundation Shares shall be converted into, and become, the right to receive the Per Share Merger Consideration under this Agreement. Each holder of any certificate or certificates which immediately prior to the Effective Time represented Outstanding Foundation Shares (the "CERTIFICATES") shall on and after the Effective Time cease to have any rights with respect to such Outstanding Foundation Shares, except for dissenters' rights and the right of such holders to receive, without interest, the Per Share Merger Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.9 hereof.

                 (b) At the Effective Time, each Foundation Common Share, if any, held in the treasury of Foundation immediately prior to the Effective Time shall be canceled and not converted into the Per Share Merger Consideration.

                 (c) At the Effective Time, each outstanding option to purchase Foundation Common Shares (a "STOCK OPTION") granted under or pursuant to the Foundation Bancorp, Inc. 1997 Stock Option and Incentive Plan or any stock option plan or agreement entered into by Foundation with any employee of Foundation or of the Bank or otherwise existing ("FOUNDATION STOCK OPTION PLANS"), shall be canceled and the holder thereof shall be entitled to receive in cash an amount (the "TOTAL OPTION AMOUNT") (less applicable withholding taxes) equal to the product of: (i) the number of Foundation Common Shares previously subject to such Stock Option, whether vested or unvested, multiplied by; (ii) the excess, if any, of the amount of the Per Share Merger Consideration over the exercise price per share of Foundation Common Shares previously subject to such Stock Option, payable in accordance with Section 1.9 of this Agreement.


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                 (d) At the Effective Time, each Foundation Common Share held in the Foundation Savings Bank Recognition and Retention Plan and Trust Agreement (the "BANK RECOGNITION PLAN") shall be converted into the right to receive the Per Share Merger Consolidation, and each outstanding right to be awarded a Foundation Common Share under the Bank Recognition Plan as to which no Foundation Common Shares have been acquired by or issued to the Bank Recognition Plan shall be canceled and the holder thereof shall be entitled to receive in cash the sum of Seventeen and 60/100 Dollars ($17.60) for each share subject to an award payable in accordance with Section 1.9 of this Agreement. Amounts payable under this Section 1.7(d) are collectively referred to as the "Bank Recognition Plan Cash Payment Amount."

                 (e) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, no par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation.

                 (f) Notwithstanding anything in this Agreement to the contrary, Foundation Common Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Foundation Common Shares in accordance with Section 1701.85 of the OGCL ("DISSENTING SHARES") shall not be converted into a right to receive the Per Share Merger Consideration, unless such holder fails to perfect or withdraws or loses his right to appraisal, in which case such Foundation Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Per Share Merger Consideration, without interest thereon. Foundation shall give Acquisition Company prompt notice of any demands received by Foundation for appraisal of Foundation Common Shares and, prior to the Effective Time, Acquisition Company shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Foundation shall not, except with the prior written consent of Acquisition Company, make any payment with respect to, or settle or offer to settle, any such demands. From and after the Effective Time, Acquisition Company shall have the right to direct all negotiations and proceedings with respect to such demands.

         SECTION 1.8 Closing; Closing Date.

         The closing of the Merger and the other transactions contemplated hereby (the "CLOSING") shall take place at the offices of Keating, Muething & Klekamp, PLL, 1400 Provident Tower, One East Fourth Street, Cincinnati, Ohio 45202 at 10:00 a.m., local time, on the second business day after each of the conditions set forth in Sections 6.1(d) and 6.2(d) hereof is satisfied or waived in writing by the appropriate party or on such other date after such satisfaction or written waiver as Foundation and Acquisition Company may agree (the "CLOSING DATE"). The parties shall use their respective commercially reasonable best efforts to close as soon as practicable.

         SECTION 1.9 Paying Procedures; Surrender of Certificates; Deposit of Per Share Merger Consideration and Other Sums.

                 (a) Fifth Third Bank shall act as paying agent for the Merger (in this capacity, the "PAYING AGENT"). As soon as reasonably practicable after the Effective Time, not to exceed three (3) days after receipt of the relevant Foundation shareholder list by the Paying Agent, Acquisition Company shall cause the Paying Agent to mail to each record holder of Outstanding Foundation Shares a letter of transmittal (the "LETTER OF TRANSMITTAL") and instructions for use in (i) effecting


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the surrender of Certificates in exchange for the Per Share Merger
Consideration, (ii) obtaining the Per Share Merger Consideration with respect to each stock option, and (iii) obtaining amounts due under the Bank Recognition Plan. The Letter of Transmittal shall specify that delivery of share Certificates shall be effected, and risk of loss and title to such Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other customary provisions as Foundation and Acquisition Company may determine. Upon surrender to the Paying Agent of a Certificate, together with a Letter of Transmittal duly executed and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor solely the Per Share Merger Consideration. No interest on any consideration payable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If any of the Per Share Merger Consideration is to be issued to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance shall pay to the Paying Agent any required transfer taxes or other taxes or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

                 (b) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Foundation in its sole discretion, the posting by such person of a bond in such amount as Foundation may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration deliverable in respect thereof.

                 (c) At least two (2) business days before the Effective Time (the "DEPOSIT DATE"), Acquisition Company or Budig shall deposit, or cause to be deposited, in trust with the Paying Agent immediately available funds in the aggregate amount of all Per Share Merger Consideration which holders of Foundation Common Shares shall be entitled at the Effective Time pursuant to
Section 1.7 hereof (less the amount of the Earnest Money Deposit, which shall simultaneously be transferred by the Escrow Agent to the Paying Agent), the Total Option Amount due with respect to all Stock Options and the Bank Recognition Plan Cash Payment Amount (collectively, the "DEPOSIT AMOUNT"). The Deposit Amount shall be invested by the Paying Agent, as directed by Acquisition Company, provided such investment shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investors Service, Inc. and Standard & Poor's Corporation, or certificates of deposit issued by a commercial bank having at least Ten Billion Dollars ($10,000,000,000) in assets.

                 (d) Promptly following the date which is six (6) months after the Effective Time, Acquisition Company will cause the Paying Agent to deliver to the Surviving Corporation all cash and documents in its possession relating to the funds to be deposited on the Deposit Date described in this Agreement, and the Paying Agent's duties relating thereto shall terminate. Thereafter, each holder of a Certificate formerly representing a Foundation Common Share outstanding immediately prior to the Effective Time may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Per Share Merger Consideration, without any interest thereon. None of Acquisition Company, Acquisition Sub, Foundation or the Surviving Corporation shall be liable to any holder of Foundation Common Shares for any Per Share Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Acquisition Company or the


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Paying Agent shall be entitled to deduct and withhold from the Per Share Merger
Consideration otherwise payable pursuant to this Agreement to any holder of Foundation Common Shares such amounts as the Acquisition Company or the Paying Agent is required to deduct and withhold with respect to the making of any such payment under the Code, or any provision of any state, local or foreign tax law. To the extent that such amounts are so withheld by the Acquisition Company or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Foundation Common Shares in respect of which deduction withholding was made by the Acquisition Company or the Paying Agent.

                 (e) At or after the Effective Time there shall be no transfers on the stock transfer books of Foundation of any Foundation Common Shares. If, after the Effective Time, Certificates are presented for transfer, they shall be canceled and exchanged for the Per Share Merger Consideration as provided in, and subject to the provisions of, this Section 1.9.

         SECTION 1.10 Earnest Money Deposit.

         Upon the date this Agreement is fully executed by Foundation, Acquisition Company and Acquisition Sub, Acquisition Company or Budig shall make an earnest money payment in the amount of Five Hundred Thousand Dollars ($500,000) ("EARNEST MONEY DEPOSIT") into an escrow account to be established pursuant to the escrow agreement in the form attached hereto and incorporated herein as Exhibit 1.10 ("ESCROW AGREEMENT") among Foundation, Acquisition Company and Fifth Third Bank, as escrow agent (in this capacity, the "ESCROW AGENT"), to be held and disbursed by the Escrow Agent upon the terms and conditions set forth in the Escrow Agreement and in Article 7 hereof.

         SECTION 1.11 Closing Deliveries.

                 (a) At the Closing, Foundation shall deliver to Acquisition
Company:

                     (i) certified copies of the Articles of Incorporation and
                 Code of Regulations of Foundation and the Articles of Incorporation and Constitution of the Bank;

                     (ii) certificates signed by appropriate officers of
                 Foundation stating that: (A) each of the representations and warranties contained in Article 2 hereof is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); and (B) all of the conditions set forth in Sections 6.1(b) and 6.1(d) hereof have been satisfied or waived as provided therein;

                     (iii) certified copies of the resolutions of the Board of
                 Directors of Foundation and of resolutions of its shareholders as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement;

                     (iv) certified copies of the resolutions of the Board of
                 Directors of the Bank as required for the charter conversion;


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

                     (v) a certificate of the Secretary of State of the State of
                 Ohio, dated not more than thirty (30) days prior to Closing, stating that Foundation is in good standing and a certificate of corporate existence, dated not more than thirty (30) days prior to Closing, from the OTS as to the Bank;

                     (vi) the Certificate of Merger executed by Foundation in
                 proper form for filing with the Secretary of State of the State of Ohio in order to cause the Merger to become effective;

                     (vii) a legal opinion from Vorys, Sater, Seymour and Pease
                 LLP, counsel for Foundation, in form reasonably acceptable to counsel to Acquisition Company and Foundation; and,

                     (viii) a certificate signed by an appropriate officer of
                 Foundation stating, as of the Closing Date, the number of Outstanding Foundation Common Shares, the number of Foundation Common Shares subject to outstanding Stock Options, the "strike" price for each such Stock Option, the owners of such Stock Options, the number of Foundation Common Shares held in the Bank Recognition Plan and the persons to whom such Foundation Common Shares are issuable and the number of outstanding rights to be awarded a Foundation Common Share under the Bank Recognition Plan as to which no Foundation Common Shares have been acquired by or issued to the Bank Recognition Plan and the persons to whom such rights have been awarded.

                 (b) At the Closing, Acquisition Company shall deliver to
Foundation:

                     (i) certified copies of the Articles of Incorporation and
                 Regulations of each of Acquisition Company and of Acquisition Sub;

                     (ii) certificates signed by appropriate officers of
                 Acquisition Company stating that: (A) each of the representations and warranties contained in Article 3 hereof is true and correct at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); and (B) all of the conditions set forth in Section 6.2(b) and 6.2(d) hereof (but excluding the approval of Foundation's shareholders) have been satisfied or waived as provided therein;

                     (iii) certified copies of the resolutions of the Boards of
                 Directors of Acquisition Company and Acquisition Sub and of Acquisition Sub's sole shareholder as required for valid approval of the execution of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement;

                     (iv) a legal opinion from Keating, Muething & Klekamp, PLL, counsel for Acquisition Company, in form reasonably acceptable to counsel for Foundation and Acquisition Company;


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

                     (v) certificates of the Secretary of State of the State of
                 Ohio, dated not more than thirty (30) days prior to Closing, stating that Acquisition Company and Acquisition Sub are in good standing;

                     (vi) the Certificate of Merger executed by Acquisition Sub, reflecting the terms and provisions hereof and in proper form for filing with the Secretary of State of the State of Ohio, in order to cause the Merger to become effective; and,

                     (vii) a copy of the signed employment agreement between
                 Laird L. Lazelle and the Bank referred to in Section 5.5(a).



                                   ARTICLE 2.

                  REPRESENTATIONS AND WARRANTIES OF FOUNDATION

         Except as set forth in the written disclosure schedule of even date herewith signed by the President of Foundation and delivered by Foundation to Acquisition Company on the date hereof (the "DISCLOSURE SCHEDULE"), Foundation hereby makes the following representations and warranties:

         SECTION 2.1 Organization and Capital Stock.

                 (a) Foundation is a corporation organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

                 (b) The Bank is incorporated and in good standing as an Ohio permanent capital stock savings and loan association and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

                 (c) True, complete and correct copies of the Articles of Incorporation and Code of Regulations of Foundation and the Articles of Incorporation and Constitution of the Bank, as amended and as in effect on the date of this Agreement, have been previously delivered to Acquisition Company by Foundation.

                 (d) The authorized capital stock of Foundation consists of Two Million (2,000,000) common shares, no par value, of which, as of the date hereof, Four Hundred Sixty Two Thousand Eight Hundred Seventy Five (462,875) shares are issued and outstanding and Forty Six Thousand Two Hundred Eighty Eight (46,288) shares are subject to outstanding Stock Options. All of the Outstanding Foundation Shares are duly and validly issued and outstanding and are fully paid and non-assessable. None of the Outstanding Foundation Shares has been issued in violation of any preemptive rights of the current or past shareholders of Foundation.

                 (e) The authorized capital stock of the Bank consists of Ten Million (10,000,000) common shares, $1.00 par value, one hundred (100) issued and outstanding shares of which are owned of record and beneficially by Foundation free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever.

                 (f) Except as described in this Section 2.1 or in Section 2.1 of the Disclosure Schedule: (i) there are no shares of capital stock or other equity securities of Foundation or the Bank outstanding and no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any capital stock of Foundation or the Bank, or contracts, commitments, understandings or arrangements by which any of Foundation or the Bank is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock; and (ii) there are no outstanding stock appreciation, phantom stock or similar rights.

                 (g) The minute books of Foundation and the Bank accurately reflect all corporate actions held or taken by their respective shareholders and Boards of Directors (including board committees) since each was originally organized.

         SECTION 2.2 Authorization.

                 (a) The Board of Directors of Foundation has, by all appropriate action, approved this Agreement and the Merger and has authorized the due execution, delivery and performance hereof by Foundation's officers. Foundation's Board of Directors has directed that this Agreement and the transactions contemplated by this Agreement, including the Merger, be submitted to the shareholders of Foundation for approval at the Shareholders' Meeting. Except for the adoption and approval of this Agreement by the affirmative vote of the holders of a majority of the Outstanding Foundation Shares at the Shareholders' Meeting, no other corporate acts or proceedings are required to be taken by Foundation to authorize the execution, delivery and performance of this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement.

                 (b) This Agreement has been duly and validly executed and delivered by Foundation and constitutes a legal, valid and binding obligation of Foundation, enforceable against it in accordance with its terms, except to the extent that: (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or from time to time affecting the enforcement of creditors' rights generally; (ii) the rights of any Regulatory Agency as conservator or receiver; and (iii) the availability of certain remedies may be precluded by general principles of equity.

                 (c) Neither the execution, delivery and performance by Foundation of this Agreement, nor the consummation by it of the transactions contemplated hereby (subject to the receipt of approval by the shareholders of Foundation), nor compliance by it with any of the provisions hereof, will violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien upon any of the properties or assets of Foundation or the Bank under the terms, conditions or provisions of: (A) the Articles of Incorporation or Code of Regulations of Foundation or the Bank; or
(B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Foundation or the Bank is a party or by which they or their respective properties or assets may be bound, or to which such parties may be subject, or violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Foundation or the Bank or any of their respective properties or assets, or any license or permit held by Foundation or the Bank.

                 (d) Section 2.2(d) of the Disclosure Schedule details all of the notices, consents, authorizations, approvals or exemptions required of Foundation or the Bank in connection with the execution and delivery of this Agreement and the consummation of the Merger, the Charter Conversion and other transactions contemplated by this Agreement, other than: (i) the approval of the shareholders of Foundation at the Shareholders' Meeting; and (ii) the actions required to be taken by any party to this Agreement to comply with the provisions of the OGCL, Ohio laws relating to savings and loan associations, the Securities Act, the Exchange Act, the securities or blue sky laws of the various states, the Home Owners Loan Act, and the rules and regulations of the Regulatory Agencies having jurisdiction over the parties, including without limitation, the OTS and the Ohio Division of Financial Institutions (all such regulatory actions being referred to as the "REQUIRED REGULATORY ACTIONS").

         SECTION 2.3 Subsidiaries.

         Except for the Bank, Foundation does not have any other direct or indirect Subsidiaries.

         SECTION 2.4 No Defaults.

         Neither Foundation nor the Bank is in default under or in violation of any provision of their Articles of Incorporation or Code of Regulations or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement (however evidenced), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation, which default could reasonably be expected to cause a Material Adverse Effect on Foundation or the Bank.

         SECTION 2.5 Financial Information.

         The consolidated balance sheets of Foundation as of June 30, 2000 and 1999, and related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three (3) years in the period ended June 30, 2000 together with the notes thereto, included in Foundation's Annual Report on Form 10-KSB for the year ended June 30, 2000, as currently on file with the SEC, the reports on Form 10-QSB for the periods ended September 30, 2000 and December 31, 2000 (together, the "FOUNDATION FINANCIAL STATEMENTS"), have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations, changes in stockholders' equity and cash flows of Foundation and its consolidated Subsidiaries as of the dates and for the periods indicated (subject, in the case of interim financial statements, to normal recurring year-end adjustments, none of which shall be material). The books and records of Foundation and the Bank have been, and are being, maintained in accordance with generally accepted accounting principles and all other applicable legal and accounting requirements (except for any regulatory reporting differences required by the reports of the Bank).

         SECTION 2.6 Absence of Changes.

         Since June 30, 2000, there has been no material adverse change in the financial condition, the results of operations, business or prospects of Foundation or the Bank. Except as set forth in Section

2.6 of the Disclosure Schedule, since June 30, 2000, Foundation has not declared or paid any dividend or made any other distribution to its stockholders, whether in cash, stock or other property.

         SECTION 2.7 Litigation and Related Matters.

         Except as set forth in Section 2.7 of the Disclosure Schedule, there is no litigation, claim or other proceeding pending or, to the knowledge of Foundation or the Bank, threatened, against Foundation or the Bank, or of which the property of Foundation or the Bank is or would be subject, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon Foundation or the Bank or the assets of Foundation or the Bank which would have a Material Adverse Effect on Foundation or the Bank. For purposes of this Section only, the term "Material Adverse Effect" shall mean any litigation, claim or other proceeding, pending or threatened, in which an adverse outcome would result in a liability to Foundation or the Bank in excess of Twenty-Five Thousand Dollars ($25,000.00).

         SECTION 2.8 Regulatory Matters.

         Foundation is a registered savings and loan holding company under
Section 10 of the Home Owners Loan Act, as amended. The Bank is an Ohio chartered permanent capital stock savings and loan association subject to regulation, examination and supervision by the Ohio Division of Financial Institutions, the OTS and the FDIC. The Bank is a member of the Federal Home Loan Bank System. The Bank is an insured institution (within the meaning of the Federal Deposit Insurance Act) and the deposits of the Bank are insured by the FDIC up to the FDIC limits. Neither Foundation nor the Bank is subject or is party to, or has received any notice or advice that it may become subject or party to, any investigation with respect to, any cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency that currently restricts the conduct of its business or that currently affects its capital adequacy, its credit policies, its management or its business (each, a "REGULATORY AGREEMENT"), nor has Foundation or the Bank been advised by any Regulatory Agency that it is considering issuing or requesting any such Regulatory Agreement. Except as set forth in Section 2.8 of the Disclosure Schedule, there is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to the most recent examinations of Foundation or the Bank.

         SECTION 2.9 Reports.

         Foundation and the Bank have filed all reports and statements, together with any amendments required to be made with respect thereto, if any, that they have been required to be filed with: (i) the FDIC; (ii) the OTS; (iii) the SEC and any state securities authorities; or (iv) any other Regulatory Agency with jurisdiction over Foundation or the Bank, and have paid all fees and assessments due and payable in connection therewith. As of their respective dates, each of such reports and documents, as amended, including any financial statements, exhibits and schedules thereto, complied with the relevant statutes, rules and regulations enforced or promulgated by the Regulatory Agency with which they were filed, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 2.10 Non-Banking Activities of Foundation and Subsidiaries.

         Foundation is not engaged in any activity, either directly or indirectly through the Bank or other equity investments, which is not permitted of a savings and loan holding company or of the subsidiary or other enterprises through which such activity is conducted. The Bank is not engaged in any activity, either directly or indirectly through a Subsidiary or other equity investments, which is not permitted of an Ohio chartered permanent capital stock savings and loan association or a subsidiary of an Ohio chartered permanent capital stock savings and loan association.

         SECTION 2.11 Fiduciary Responsibilities.

         During the applicable statute of limitations period: (i) the Bank has properly administered all accounts (if any) for which it acts as a fiduciary or agent, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law; and (ii) neither Foundation, the Bank, nor any director, officer or employee of Foundation or the Bank acting on behalf of Foundation or the Bank, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. There is no investigation or inquiry by any Regulatory Agency pending, or to the knowledge of Foundation or the Bank, threatened, against or affecting Foundation or the Bank relating to the compliance by Foundation or the Bank with sound fiduciary principles and applicable regulations.

         SECTION 2.12 Fair Lending; Community Reinvestment Act.

         With the exception of routine investigation of consumer complaints, neither Foundation nor the Bank has been advised by any Regulatory Agency that it is or may be in violation of the Equal Credit Opportunity Act or the Fair Housing Act or any similar federal or state statute. The Bank received a CRA rating of "satisfactory" in its most recent CRA examination.

         SECTION 2.13 Employment Agreements.

         Section 2.13 of the Disclosure Schedule lists each agreement, arrangement, commitment or contract (whether written or oral) for the employment, retention or engagement, or with respect to the severance, of any present or former officer, director, employee, agent, consultant or other person or entity to which Foundation or the Bank is a party to or bound by and which, by its terms, is not terminable by Foundation or the Bank on thirty (30) days written notice or less without the payment of any amount by reason of such termination. Copies of each written (and summaries of each oral) agreement, arrangement, commitment or contract listed in Section 2.13 of the Disclosure Schedule have been previously delivered to Acquisition Company by Foundation.

         SECTION 2.14 Employee Matters and ERISA.

                 (a) Neither Foundation nor the Bank has entered into any collective bargaining agreement with any labor organization with respect to any group of employees of Foundation or the Bank and, to the knowledge of Foundation and the Bank, there is no present effort nor existing proposal to attempt to unionize any group of employees of Foundation or the Bank.

                 (b) (i) Foundation and the Bank are, and have been, in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and neither Foundation nor the Bank is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against Foundation or the Bank pending or, to the knowledge of Foundation or the Bank, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of Foundation and the Bank, threatened against or directly affecting Foundation or the Bank; (iv) neither Foundation nor the Bank has experienced any work stoppage or other labor difficulty during the past five (5) years; and (v) there are no EEOC or similar agency complaints against Foundation or the Bank pending, or to the knowledge of Foundation and the Bank, threatened.

                 (c) Section 2.14(c) of the Disclosure Schedule lists each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and each nonqualified employee benefit plan, deferred compensation, bonus, stock and incentive plan, and each other employee benefit and fringe benefit program for the benefit of former or current officers, directors or employees of Foundation or the Bank (the "FOUNDATION EMPLOYEE PLANS") which Foundation or the Bank maintains, contributes to or participates in or has any liability under (other than incidental employee benefits as described by U.S. Department of Labor Regulation 2510.3-1(b) through (k)). No present or former employee of Foundation or the Bank has been charged with breaching, or has breached in any material respect, a fiduciary duty under any of the Foundation Employee Plans. Neither Foundation nor the Bank participates in, nor has it in the past five (5) years participated in, nor has it any present or future obligation or liability under, any multi-employer plan (as defined at Section 3(37) of ERISA). Section 2.14(c) of the Disclosure Schedule lists all plans that provide health, major medical, disability or life insurance benefits to former employees of Foundation or the Bank that any of them maintain, contribute to, or participate in.

                 (d) With respect to any Foundation Employee Plan subject to Title IV of ERISA, no reportable event (as defined in Section 4043 of ERISA) has occurred as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation. No claim is pending, and neither of Foundation nor the Bank has received notice of any threatened or imminent claim with respect to any Foundation Employee Plan (other than a routine claim for benefits for which plan administrative review procedures have not been exhausted) for which Foundation or the Bank would be liable after June 30, 2000, except as reflected on the Foundation Financial Statements. All liabilities of the Foundation Employee Plans have been funded on the basis of consistent methods in accordance with sound actuarial assumptions and practices, and no Foundation Employee Plan, at the end of any plan year, or at June 30, 2000, had or has had an accumulated funding deficiency. No actuarial assumptions have been changed since the last written report of Foundation's actuaries on such Foundation Employee Plans. All insurance premiums (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full, subject only to normal retrospective adjustments in the ordinary course. Foundation and the Bank have no contingent or actual liabilities under Title IV of ERISA. No accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code) has been incurred with respect to any of the Foundation Employee Plans, whether or not waived. Foundation and the Bank do not have any liabilities for excise taxes under Sections 4971, 4975, 4976, 4977, 4979 or 4980B of the Code or for a fine under Section 502 of ERISA with respect to any Foundation Employee Plan. All Foundation Employee Plans (including any plans terminated prior to the date hereof) have been operated, administered and maintained in accordance with the terms thereof and in substantial compliance with the requirements of all applicable laws, including, without limitation, ERISA and the Code.

                 (e) Except as provided in Section 4.7 of this Agreement, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional acts or events) would: (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, officer or employee of Foundation or the Bank from Foundation or the Bank under any contractual arrangement (except for the Employment Agreements with the executive officers of Foundation described in Section 2.13 of the Disclosure Schedule), Foundation Employee Plan or otherwise; (ii) increase any benefits otherwise payable under any Foundation Employee Plan (other than expressly by the terms of such Plan); or (iii) except for the Bank Recognition Plan, result in any acceleration of the time of payment or vesting of any such benefits (other than expressly by the terms of such agreement or Plan or as provided in this Agreement), including, without limitation, the vesting of any additional Foundation Common Shares in any participant in any Foundation Employee Plan.

                 (f) Copies of each Foundation Employee Plan described in
Section 2.14(c) of the Disclosure Schedule, and all amendments or supplements thereto, have been previously delivered to Acquisition Company by Foundation.
Section 2.14(f) of the Disclosure Schedule lists, for each Foundation Employee Plan, to the extent applicable, all of the following with respect thereto: (i) summary plan descriptions; (ii) lists of all current participants and all participants with benefit entitlements; (iii) contracts relating to plan documents; (iv) valuations for any plan as of the most recent date; (v) determination letters from the IRS; (vi) the most recent annual report filed with the IRS; and (vii) trust agreements. Copies of each of the documents described in the preceding sentence have been previously delivered to Acquisition Company by Foundation.

         SECTION 2.15 Title to Properties; Insurance.

         (i) Foundation and the Bank have good and marketable title, free and clear of all liens, charges and encumbrances (except Taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the Foundation Financial Statements and easements, rights-of-way, and other restrictions and imperfections not material in nature, and rights of redemption under applicable law) to all of their owned real properties, a list of which is included in Section 2.15 of the Disclosure Schedule; (ii) all leasehold interests for real property and personal property used by Foundation and the Bank in their businesses are held pursuant to lease agreements which are valid and enforceable in accordance with their terms, a list of which is included in
Section 2.15 of the Disclosure Schedule and copies of which have been delivered to Acquisition Company by Foundation; (iii) all such properties comply with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to our knowledge, threatened with respect to such properties; (iv) all insurable properties owned or held by Foundation or the Bank are adequately insured by financially sound and reputable insurers in such amounts and against fire and other risks insured against by extended coverage and public liability insurance, as is customary with savings banks and savings and loan holding companies of similar size, and there are presently no claims pending under such policies of insurance and no notices have been given by Foundation or the Bank under such policies; and (v) all tangible properties used in the businesses of Foundation or the Bank are in good condition, reasonable wear and tear excepted, and are useable in the ordinary course of business consistent with past practices. Section 2.15 of the Disclosure Schedule sets forth, for each policy of insurance maintained by

Foundation and the Bank, the amount and type of insurance, the name of the insurer and the amount of the annual premium.

         SECTION 2.16 Intellectual Property Rights.

         Except as set forth in Section 2.16 of the Disclosure Schedule, Foundation and the Bank have valid title or other ownership rights under the OGCL or common law or under royalty-free, perpetual and exclusive licenses to all intangible personal or intellectual property necessary to conduct the business and operations of Foundation and the Bank as presently conducted, including without limitation all franchises, trademarks, tradenames, patents, software licenses and other rights necessary or appropriate to conduct their respective businesses as currently conducted (none of which shall be adversely affected by the Merger) and free and clear of any claim, defense or right of any other person or entity except, in the case of licenses, for the rights of the licensors pursuant to applicable license agreements, which rights do not adversely interfere with the use of such property.

         SECTION 2.17 Environmental Matters.

                 (a) As used herein, the term "ENVIRONMENTAL LAWS" shall mean all applicable local, state and federal environmental, health and safety laws and regulations and environmental common law standards in effect as of the date of this Agreement in all jurisdictions in which Foundation and the Bank have done business or owned, leased or operated property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, the Federal Clean Air Act, and the Federal Occupational Safety and Health Act.

                 (b) To the knowledge of Foundation and the Bank, (i) neither the conduct nor operation of Foundation or the Bank nor any condition of any property presently or previously owned, leased or operated by any of them is in violation of any Environmental Laws in a manner or to any extent exposing Foundation or the Bank to liability and (ii) no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, would constitute a violation of Environmental Laws in a manner or to any extent that would obligate Foundation or the Bank to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither Foundation nor the Bank has received any notice from any person or entity that Foundation or the Bank or the operation or condition of any property ever owned, leased or operated by either of them are or were in violation of any Environmental Laws in a manner or to any extent exposing Foundation or the Bank to liability or potential liability or that any of them are responsible (or potentially responsible) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property. To the knowledge of Foundation and the Bank, no property presently owned, leased or operated by Foundation or the Bank contains any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property in material violation of any Environmental Laws.

                 (c) Neither Foundation nor the Bank is aware of any material violation of any Environmental Laws by their respective customers, or any condition affecting any real estate owned by such customers and presently mortgaged to Foundation or the Bank which, if ever owned, leased or operated by Foundation or the Bank, as a result of foreclosure of such mortgage or otherwise, would give rise to a material liability under any Environmental Laws or otherwise have a Material Adverse Effect on Foundation or the Bank.

         SECTION 2.18 Certain Operational Matters.

                 (a) Neither Foundation nor the Bank is a party to any agreement or subject to any arrangement which would prevent, limit or restrict it from the sale, lease or other disposition of its main offices or any branch office.

                 (b) Except as set forth in Section 2.18(b) of the Disclosure Schedule, consummation of the Merger shall not result in the termination or cancellation before its stated expiration of any contract to which Foundation or the Bank is a party or cause them to incur any financial penalty, liquidated damages, assessment or other costs solely by reason of the Merger.

         SECTION 2.19 Material Contracts and Agreements.

         Section 2.19 of the Disclosure Schedule contains a list of all contracts, agreements, indentures, guaranties, arrangements or commitments, whether or not made in the ordinary course of business, to which Foundation or the Bank is a party or by which either of them is bound and individually involving the payment or commitment to pay by Foundation or the Bank of more than Twenty-Five Thousand and 00/100 Dollars ($25,000.00) ("MATERIAL CONTRACTS"), other than: (i) loan agreements made in the ordinary course of business of the Bank; (ii) any loan commitments with customers made in the ordinary course of business in an amount less than Two Hundred Fifty Thousand and 00/100 Dollars ($250,000.00) for any single family residential mortgage loan; (iii) agreements pertaining to advances from the Federal Home Loan Bank; and (iv) the contracts and benefit plans listed in Sections 2.13 and 2.14 of the Disclosure Schedule. Except as described in Section 2.19 of the Disclosure Schedule, neither Foundation nor the Bank is a party to, or is bound by, any other Material Contract. Complete and accurate copies of each of the Material Contracts (other than loan agreements and promissory notes) have been delivered to Acquisition Company by Foundation.




         SECTION 2.20 Interest Rate Risk Management Instruments.

         Neither Foundation nor the Bank is a party to any interest rate swaps, caps, floors, option agreements, or any other interest rate risk management agreements whatsoever.

         SECTION 2.21 Chapter 1704 of the Ohio Revised Code Not Applicable.

         Assuming that neither Acquisition Company, Acquisition Sub nor Budig is an "interested shareholder" (as defined in Chapter 1704 of the Ohio Revised
Code), the Board of Directors of Foundation has taken all action so that restrictions contained in Chapter 1704 of the Ohio Revised Code applicable to a "business combination" (as defined in said Chapter 1704) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or other transactions contemplated by this Agreement.

         SECTION 2.22 Tax Matters.

                 (a) Except as set forth in Section 2.22 of the Disclosure Schedule, Foundation and the Bank have: (i) duly and timely filed or will duly and timely file (including applicable extensions granted without penalty) all Tax Returns required to be filed at or prior to the Effective Time, and such Tax Returns which have heretofore been filed are, and those to be hereinafter filed will be, true, correct and complete; and (ii) paid in full or, to the best knowledge of Foundation and the Bank, have made adequate provision for on the financial statements of Foundation and the Bank (in accordance with generally accepted accounting principles) all Taxes and will pay in full or make adequate provision for all Taxes. There are no liens for Taxes upon the assets of either Foundation or the Bank except for statutory liens for current Taxes not yet due. Except as set forth in Section 2.22 of the Disclosure Schedule, neither Foundation nor the Bank has requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding. The federal and state income Tax Returns of Foundation and the Bank have been audited by the Internal Revenue Service or appropriate state tax authorities with respect to those periods and jurisdictions set forth on Section 2.22 of the Disclosure Schedule. Neither Foundation nor the Bank has any liability for Taxes for any period prior to the Effective Time (except as set forth in Section 2.22 of the Disclosure Schedule) or any other deficiency for any Taxes. No deficiencies for any Taxes, assessment or governmental charge have been proposed, asserted or assessed in writing by any governmental or taxing authority against Foundation or the Bank which have not been settled or would not be covered by existing reserves. Except as set forth in Schedule 2.22, neither Foundation nor the Bank: (i) is a party to any agreement providing for the allocation or sharing of Taxes; or (ii) is required to include in income any adjustment pursuant to Section 481(a) of the Code, by reason of the voluntary change in accounting method (nor has any taxing authority proposed in writing any such adjustment or change of accounting method).

                 (b) Any amount that will become receivable (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of Foundation or the Bank who is a "DISQUALIFIED INDIVIDUAL" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Foundation Employee Plan (as defined in Section 2.14(c) hereof) currently in effect will not be characterized as an "excess parachute payment" (as such term is defined in Section 1.280G-1 of the Code).

         SECTION 2.23 Opinion of Financial Advisor.

         Foundation has received the opinion of Keefe, Bruyette & Woods, Inc. (the "FINANCIAL ADVISOR"), dated as of the date of this Agreement, satisfactory to Foundation, and a signed copy of which has been provided to Acquisition Company, to the effect that the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Foundation Common Shares.

         SECTION 2.24 Compliance with Law.

         Foundation and the Bank have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

         SECTION 2.25 No Undisclosed Liabilities.

         Foundation and the Bank do not have any liability, including any liability for Taxes (and there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Foundation or the Bank giving rise to any such liability), except: (i) for liabilities set forth in the Foundation Financial Statements; and (ii) normal fluctuation in the amount of the liabilities referred to in clause (i) above occurring in the ordinary course of business of Foundation and the Bank since the date of the most recent balance sheet included in the Foundation Financial Statements.

         SECTION 2.26 Brokerage.

         There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Foundation or the Bank, other than an agreement with Keefe, Bruyette & Woods, Inc., a copy of which has been previously delivered to Acquisition Company, providing for the payment of fees by Foundation.

         SECTION 2.27 Statements True and Correct.

         None of the information supplied or to be supplied by Foundation or the Bank or by their auditors, attorneys, financial advisors or other consultants or advisors in writing specifically for use in the Proxy Statement or in any other documents filed with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the time such documents are filed, at the time mailed to Foundation's shareholders, at the time of the Shareholders' Meeting and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Foundation and the Bank shall be responsible for filing with any Regulatory Agency in connection with the transactions contemplated by this Agreement, including (without limitation) the Proxy Statement, shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.


                                   ARTICLE 3.

              REPRESENTATIONS AND WARRANTIES OF ACQUISITION COMPANY

         Acquisition Company, Acquisition Sub and Budig, jointly and severally, hereby make the following representations and warranties:

         SECTION 3.1 Organization.

         Each of Acquisition Company and Acquisition Sub is a corporation organized, validly existing and in good standing under the laws of the State of Ohio and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

         SECTION 3.2 Authorization.

                 (a) The Boards of Directors of Acquisition Company and Acquisition Sub have, by all appropriate action, approved this Agreement, the Merger and the other transactions contemplated by this Agreement and authorized the due execution, delivery and performance hereof by their respective officers. Acquisition Company, in its capacity as the sole shareholder of

Acquisition Sub, has duly adopted and approved this Agreement, the Merger and the other transactions contemplated by this Agreement. No other corporate acts or proceedings are required to be taken by Acquisition Company or Acquisition Sub to authorize the execution, delivery and performance of this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement.

                 (b) This Agreement has been duly and validly executed and delivered by Acquisition Company and Acquisition Sub and constitutes a legal, valid and binding obligation of Acquisition Company and Acquisition Sub, enforceable against them in accordance with its terms; except to the extent that: (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or from time to time affecting the enforcement of creditors' rights generally; and
(ii) the availability of certain remedies may be precluded by general principles of equity.

                 (c) Neither the execution, delivery and performance by Acquisition Company or Acquisition Sub of this Agreement, nor the consummation by Acquisition Company or Acquisition Sub of the transactions contemplated hereby, nor compliance by Acquisition Company or Acquisition Sub with any of the provisions hereof, will violate, conflict with or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien upon any of the properties or assets of either Acquisition Company of Acquisition Sub under the terms, conditions or provisions of: (A) its articles of incorporation or regulations; or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Acquisition Company or Acquisition Sub or any of the properties or assets of Acquisition Company or Acquisition Sub is a party or by which it may be bound, or to which such party may be subject, or violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Acquisition Company of Acquisition Sub or any of their respective properties or assets, or any license or permit held by Acquisition Company or Acquisition Sub.

                 (d) Except for the Required Regulatory Actions, no other notice to, or filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the execution and delivery of this Agreement or the consummation of the Merger.

         SECTION 3.3 No Defaults.

         Acquisition Company and Acquisition Sub are neither in default under nor in violation of any provision of their articles of incorporation or regulations, or any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, insurance policy, purchase or other commitment or any other agreement or arrangement (however evidenced), whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default or violation, which default could reasonably be expected to cause a Material Adverse Effect on Acquisition Company.

         SECTION 3.4 Litigation and Related Matters.

         There is no litigation, claim or other proceeding pending or, to the knowledge of Acquisition Company or Acquisition Sub, threatened, against Acquisition Company or Acquisition Sub, or of which the property of Acquisition Company or Acquisition Sub is or would be subject, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon Acquisition Company or the Bank or the assets of Acquisition Company or Acquisition Sub which would have a Material Adverse Effect on Acquisition Company or Acquisition Sub.

         SECTION 3.5 Brokerage.

         There are no existing claims or agreements for brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement payable by Acquisition Company or Acquisition Sub.

         SECTION 3.6 Compliance With Law.

         Acquisition Company and Acquisition Sub have all licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses and are in compliance with all applicable laws and regulations.

         SECTION 3.7 State Takeover Statutes.

         Acquisition Company has taken all action necessary to exempt transactions between Acquisition Company, Acquisition Sub and Foundation from the operation of any anti-takeover laws of any applicable jurisdiction designed to restrict Acquisition Company's ability to consummate the transactions contemplated by this Agreement, including the Merger. Neither Acquisition Company, Acquisition Sub nor Budig is an "interested shareholder" (as defined in Chapter 1704 of the Ohio Revised Code).

         SECTION 3.8 Proxy Statement.

         None of the information provided by Acquisition Company or Acquisition Sub or by their auditors, attorneys, financial advisors or other consultants or advisors in writing specifically for use in the Proxy Statement shall, at the time filed with the SEC, at the time mailed to Foundation's shareholders, at the time of the Shareholders' meeting or at the Effective Time, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         SECTION 3.9 Ability To Pay Per Share Merger Consideration; Financial Statements.

         Budig will make available to Acquisition Company sufficient cash to pay the aggregate Per Share Merger Consideration to holders of Foundation Common Shares as set forth in Section 1.7 hereof and to make the other payments contemplated under Section 1.7.

         The statement of financial condition of Budig as of December 31, 2000 was prepared in accordance with standards established by the American Institute of Certified Public Accountants and fairly presents in all material respects the financial position of Budig as of such date. Since December 31, 2000, there has been no material adverse change in the financial condition of Budig, taken as a whole.

         To his knowledge, as of December 31, 2000, Budig did not have any material liability, including any material liability for Taxes (and to his knowledge, there is no past or present fact, situation, circumstance, condition or other basis for any present or future action, suit or proceeding, hearing, charge, complaint, claim or demand against Budig giving rise to any such material liability), except for liabilities set forth in or reflected on the Budig statement of financial condition.

         SECTION 3.10 Ownership of Acquisition Company and Acquisition Sub.

                 (a) The authorized capital stock of Acquisition Company consists of Twenty Thousand (20,000) common shares, Ten Thousand (10,000) of which are issued and outstanding. Each of the Ten Thousand (10,000) issued and outstanding common shares of Acquisition Company is owned beneficially and of record by Budig, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever. All of the outstanding shares of Acquisition Company are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Acquisition Company has been issued in violation of any preemptive rights of the current or past shareholders of Acquisition Company .

                 (b) The authorized capital of Acquisition Sub consists solely of Eight Hundred Fifty (850) common shares, of which One Hundred (100) are issued and outstanding and owned beneficially and of record by Acquisition Company, free and clear of all liens, encumbrances, rights of first refusal, options or other restrictions of any nature whatsoever. All of the outstanding shares of Acquisition Sub are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of Acquisition Sub has been issued in violation of any preemptive rights of the current or past shareholders of Acquisition Sub.

                 (c) There are no outstanding options, warrants, rights to subscribe for, calls, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, any capital stock of Acquisition Company or Acquisition Sub, or contracts, commitments, understandings or arrangements by which either of Acquisition Company or Acquisition Sub is or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock; and (ii) there are no outstanding stock appreciation, phantom stock or similar rights.


         SECTION 3.11 Statements True and Correct.

         None of the information supplied or to be supplied by Acquisition Company, Acquisition Sub or Budig, or by their auditors, attorneys, financial advisors or other consultants or advisors in writing specifically for use in the Proxy Statement or in any other documents filed with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall, at the time such documents are filed, at the time mailed to Foundation's shareholders, at the time of the Shareholders' Meeting and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. All documents that Acquisition Company, Acquisition Sub or Budig shall be responsible for filing with any Regulatory Agency in connection with the transactions contemplated by this Agreement shall comply as to form in all material respects with the provisions of applicable law and the applicable rules and regulations thereunder.

         SECTION 3.12 RB-20 Certification.

                 (a) Neither Budig nor, to the knowledge of Acquisition Company, Acquisition Sub or Budig, any individual who is serving or will serve as a director or officer of Acquisition Company, Acquisition Sub or the Bank after the Effective Time, is or has been the subject of any criminal, civil or administrative judgments, consents, undertakings or orders, or any past or ongoing indictments, formal investigations, examinations, or administrative proceedings (excluding routine or customary audits, inspections and investigations) issued by any federal or state court, any department, agency, or commission of the U.S. Government, any state or municipality, any self-regulatory trade or professional organization, or any foreign government or governmental entity, which involve: (i) commission of a felony, fraud, moral turpitude, dishonesty or breach of trust; (ii) violation of securities or commodities laws or regulations; (iii) violation of depository institution laws or regulations; (iv) violation of housing authority laws or regulations; (v) violation of the rules, regulations, codes of conduct or ethics of a self-regulatory trade or professional organization; or (vi) adjudication of bankruptcy or insolvency or appointment of a receiver, conservator, trustee, referee, or guardian.

                 (b) Neither Budig, nor to the knowledge of Acquisition Company, Acquisition Sub or Budig, any individual who is serving or will serve as a director or officer of Acquisition Company, Acquisition Sub or the Bank after the Effective Time, has ever filed: (i) any application relating to the organization of or obtaining insurance of accounts for a bank, savings bank, or savings and loan association; (ii) an application to acquire any of the foregoing under the Home Owners' Loan Act or the Bank Holding Company Act; (iii) a notice relating to a change in control of any of the foregoing under the Home Owner's Loan Act or the Bank Holding Company Act; or (iv) an application to acquire a foreign bank or parent thereof; and (v) which was denied, or was withdrawn by the Applicant after receipt of formal or informal notice of a recommendation of denial.

                 (c) Neither Acquisition Company, Acquisition Sub nor Budig owns more than five percent (5%) of the outstanding equity securities of any insured financial institution or holding company thereof.

                 (d) Neither Acquisition Company, Acquisition Sub nor Budig has any investments in other savings and loan associations in excess of the levels permitted under Section 10(e)(1)(A)(iii) of the Home Owners' Loan Act.


                                   ARTICLE 4.

                      AGREEMENTS OF FOUNDATION AND THE BANK

         SECTION 4.1 Preparation of Proxy Statement; Shareholder Meeting.

                 (a) Promptly following the date of this Agreement, Foundation shall prepare a proxy statement (the "PROXY STATEMENT") to be distributed to holders of Foundation Common Shares in connection with the Merger and include therein the unanimous recommendation of Foundation's Board of Directors that the shareholders of Foundation vote in favor of the approval and adoption of this Agreement and the Merger and include therein the written opinion of the Financial Advisor as of a date proximate to the date of the Proxy Statement that the Per Share Merger Consideration to be received by the shareholders of Foundation pursuant to the Merger is fair, from a financial point of view, to such shareholders; provided, however, that Foundation's Board of Directors may fail to make or may withdraw or modify such recommendation, if, (i) in accordance with
Section 7.1(g) hereof, Foundation's Board of Directors recommends a Superior Acquisition Proposal or (ii) the Financial Advisor or any other financial advisor engaged by Foundation's Board of Directors in its sole discretion for such purpose does not issue the opinion described above. Foundation shall use its reasonable best efforts to obtain and furnish the information required to be included by it in the Proxy Statement. Acquisition Company and Acquisition Sub will cooperate with Foundation in connection with the preparation of the Proxy Statement including, but not limited to, furnishing to Foundation any and all information regarding Acquisition Company as may be required to be disclosed therein. Foundation will use reasonable best efforts to cause the Proxy Statement to be mailed to Foundation's shareholders as promptly as practicable.

                 (b) All mailings to Foundation's shareholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Acquisition Company and Acquisition Sub (and such approval shall not be unreasonably withheld or delayed).

                 (c) Foundation shall, as soon as reasonably practicable following the date on which the Acquisition Company or Budig is notified by the OTS (whether formally or informally) that the application to secure the requisite approval of the OTS to the consummation of the Merger is deemed complete and in consultation with Acquisition Company and Acquisition Sub, duly call and give notice of, and, provided that this Agreement has not been terminated, convene and hold, a special meeting of the holders of Foundation Common Shares (the "SHAREHOLDERS' MEETING") for the purpose of approving this Agreement, the Merger and the transactions contemplated by this Agreement to the extent required by the OGCL (the "SHAREHOLDER APPROVAL"). Foundation will use reasonable best efforts to hold such meeting as soon as reasonably practicable after such date.

         SECTION 4.2 Business of Foundation in Ordinary Course.

                 (a) Foundation shall not declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, after the date hereof, except for an annual dividend payable in cash; provided, however, that such cash dividend shall not be paid sooner than the anniversary date in 2001 of the date on which the annual cash dividend was paid by Foundation in 2000 and further provided; that the amount of such cash dividend per share shall not exceed the amount of the annual cash dividend per share paid by Foundation in 2000. Such annual cash dividend shall be declared and paid in a manner consistent with past practices.

                 (b) Foundation and the Bank shall: (1) continue to carry on after the date hereof its respective business and the discharge or incurrence of obligations and liabilities, only in the usual, regular and ordinary course of business, as heretofore conducted; and (2) use reasonable best efforts to maintain and preserve intact its respective business organization, employees and advantageous business relationships and retain the services of its officers and key employees. Foundation and the Bank shall not, without the prior written consent of Foundation:

                     (i) issue any Foundation Common Shares or other capital
                 stock or any options, warrants, or other rights to subscribe for or purchase Foundation Common Shares or any other capital stock or any securities convertible into or exchangeable for any capital stock of Foundation or the Bank (except pursuant to Stock Options previously granted; or

                     (ii) directly or indirectly redeem, purchase or otherwise
                 acquire any Foundation Common Shares or any other capital stock of Foundation or the Bank or effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize Foundation or the Bank; or

                     (iii) change the Articles of Incorporation, Code of
                 Regulations or other charter documents of Foundation or the Bank; or

                     (iv) grant any increase, other than ordinary and normal
                 increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees or, except as required by law or as required by existing contractual obligations which shall have been described in Sections 2.14(c) or 2.19 of the Disclosure Schedule, adopt or make any material change in any bonus, insurance, pension, or other Foundation Employee Plan, agreement, payment or arrangement made to, for or with any of such officers or employees; or

                     (v) borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others, except in the ordinary course of business; or

                     (vi) make or commit to make any new loan or letter of
                 credit or any new or additional discretionary advance under any existing line of credit, except in the ordinary course of business; provided, however, without the prior consent of Acquisition Company, which consent shall not be unreasonably withheld, the Bank will not make or commit to make any new loan secured by residential real estate in excess of $300,000 or make or commit to make any new loans secured by commercial real estate in excess of $500,000; or

                     (vii) purchase or otherwise acquire any investment security for its own account, except in a manner and pursuant to policies consistent with past practice; or

                     (viii) materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

                     (ix) enter into any agreement, contract or commitment of a material nature out of the ordinary course of business; or

                     (x) except in the ordinary course of business, place on any of its material assets or properties any mortgage, pledge, lien, charge, or other encumbrance of a material nature; or

                     (xi) except in the ordinary course of business, cancel or
                 accelerate any material indebtedness owing to Foundation or the Bank or any claims which Foundation or the Bank may possess or waive any material rights with respect thereto; or

                     (xii) sell, assign, transfer, convey, license, subcontract, cancel, amend or alter in any other material respect any loan servicing rights of Foundation or the Bank; or

                     (xiii) except as set forth in Section 4.2(b)(xiii) of the
                 Disclosure Schedule, sell or otherwise dispose of any material real property or any material amount of any tangible or intangible personal property other than in the ordinary course of business and other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to Foundation or the Bank; or

                     (xiv) with respect to the branch operations of the Bank,
                 take any action to close any existing branch, open new branches, acquire by purchase, merger or otherwise additional branches, or otherwise affect the number, location, and nature of the branch operations, or to make any public announcement regarding the continuation or discontinuation of any branch operations; or

                     (xv) foreclose upon or otherwise take title to or
                 possession or control of any real property without first obtaining a Phase I environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that no report shall be required with respect to single family, non-agricultural residential property of one acre or less to be foreclosed upon unless there is reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

                     (xvi) commit any act or fail to do any act which would
                 cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on Foundation or the Bank; or

                     (xvii) purchase any real or personal property or make any
                 other capital expenditure in excess of $5,000.00; or

                     (xviii) take any action which would materially and
                 adversely affect or delay the ability of any party hereto to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

                 (c) Foundation and the Bank shall not, without the prior written consent of Acquisition Company, engage in any transaction or take any action that would render untrue any of the representations and warranties of Foundation and the Bank contained in Article 2 hereof (except for any such representations and warranties made only as of a specified date), if such representations and warranties were given as of the date of such transaction or action.

                 (d) Foundation may, in its discretion, file a Form 15 with the SEC.

         SECTION 4.3 Acquisition Proposals.

         Prior to the Effective Time, Foundation agrees that: (a) neither it nor the Bank shall initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, to the holders of Foundation Common Shares) with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or any significant portion of the assets or any equity securities of Foundation or of the Bank, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL") or engage in any negotiations concerning or providing any confidential information or data to or having discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; (b) it will use its best efforts not to permit any of its officers, employees, agents or financial advisors to engage in any of the activities described in Section 4.3(a); (c) it will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 4.3(b) of the obligations undertaken in this Section 4.3; and (d) it will notify Acquisition Company immediately if Foundation receives any such inquiries or proposals, or any request for such information, or if any such negotiations or discussions are sought to be initiated with it; PROVIDED, HOWEVER, that nothing contained in this Section 4.3 shall prohibit the Foundation Board of Directors from: (i) furnishing information to or entering into discussions or negotiations with, any Person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) the Foundation Board of Directors determines in good faith that failure to do so would create a reasonable probability of a breach of its duties to shareholders imposed by law, (B) prior to furnishing such information to, or entering into such discussions or negotiations with, such Person or entity, Foundation provides written notice to Acquisition Company to the effect that it is furnishing information to, or entering discussions with, such Person or entity, and (C) subject to any confidentiality agreement with such Person or entity (which Foundation determined in good faith was required to be executed in order for the Foundation Board of Directors to comply with its duties to shareholders imposed by law), Foundation keeps Acquisition Company informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 or 14d-9 promulgated under the Exchange Act with respect to an Acquisition Proposal.

         Nothing in this Section 4.3 shall: (x) permit Foundation to terminate this Agreement (except as specially provided in Article 7 hereof), (y) permit Foundation to enter into an agreement with respect to an Acquisition Proposal during the term of this Agreement (it being agreed that during the term of this Agreement, Foundation shall not enter into an agreement with any Person that provides for, or in any way facilitates, an Acquisition Proposal) other than a confidentiality agreement in customary form executed as provided before, or (z) affect any other obligation of Foundation under this Agreement; PROVIDED, HOWEVER, that, subject to the provisions of Section 7.2, the Foundation Board of Directors may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger.

         As used herein, "SUPERIOR ACQUISITION PROPOSAL" means a bona fide Acquisition Proposal made by a third party which a majority of the members of the Foundation Board of Directors determines to in good faith to be more favorable of the holders of Foundation Common Shares from a financial point of view than the Merger and which the Foundation Board of Directors determines is reasonably capable of being consummated.

         SECTION 4.4 Breaches.

         Foundation and the Bank shall, in the event either has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to the other parties hereto and use its best efforts to prevent or promptly remedy the same.

         SECTION 4.5 Consents to Contracts and Leases.

         Foundation and the Bank shall use their respective best efforts to obtain all necessary consents with respect to all interests of Foundation and the Bank in any material leases, licenses, contracts, instruments and rights which require the consent of another person for their transfer or assumption pursuant to the Merger, including, but not limited to any landlord approvals required in Section 6.1(h).

         SECTION 4.6 Consummation of Agreement.

         Foundation and the Bank shall use their best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement as promptly as possible and to effect the Merger, the Charter Conversion and the other transactions contemplated hereby expeditiously in accordance with the terms and provisions hereof. Foundation and the Bank shall furnish to Acquisition Company in a timely manner, all information, data and documents in the possession of Foundation and the Bank requested by Acquisition Company as may be required to obtain any necessary regulatory or other approvals of the Merger and the Charter Conversion and shall otherwise cooperate fully with Acquisition Company to carry out the purpose and intent of this Agreement.

         SECTION 4.7 Employee Benefit Plans.

                 (a) Subject to the Code, (i) as soon as practicable after the date of this Agreement, Foundation will terminate its employee stock ownership plan ("Foundation ESOP") as of the Effective Time contingent on completion of the transaction contemplated in this Agreement, (ii) as soon as practicable Foundation will submit an application to the IRS requesting a determination letter to the effect that termination of the Foundation ESOP as of the Effective Time (and subsequent liquidation of its assets) will not adversely affect compliance of the Foundation ESOP with Section 401(a) of the Code or the qualification of the Foundation ESOP's trust under Section 501(a) of the Code and (iii) as of the Effective Time, or as soon as practicable thereafter, (A) each Foundation Common Share allocated to participants' accounts will be exchanged for cash equal to the Per Share Merger Consideration, (B) the loan to the Foundation ESOP shall be repaid in full with the Per Share Merger Consideration received from Acquisition Sub for the unallocated shares of Foundation Common Shares held in the Foundation ESOP, and (C) that remaining Per Share Merger Consideration will be allocated to participants' accounts as investment earnings not subject to the limitations imposed under Section 415 of the Code. After the Effective Time, and while the determination letter application described in Section 4.7(b)(ii) is pending, the current administrator of the Foundation ESOP, or another administrator selected by Acquisition Sub (subject to consultation with Foundation ESOP's then current trustee), shall continue to administer the Foundation ESOP subsequent to the Effective Time, and the current Trustee of the Foundation ESOP, or such other trustee(s) selected by Acquisition Sub (subject to consultation with Foundation ESOP's then current trustee) or the administrators, shall continue to be the Trustee subsequent to the Effective Time. The parties agree that the Foundation ESOP shall be amended to the extent necessary to receive a favorable determination letter from the IRS as to the tax qualified status of the Foundation ESOP upon its termination under Section 401(a) and 4975(e)(7) of the Code (the "Final Determination Letter"). Promptly following the receipt of the Final Determination Letter, distributions of the account balances under the Foundation ESOP shall be made to the ESOP Participants. From and after the date hereof, in anticipation of such termination and distribution, Acquisition Sub and Foundation prior to the Effective Time, and Acquisition Sub after the Effective Time, shall use their best efforts to obtain the favorable Final Determination Letter. In the event that Acquisition Sub and Foundation, prior to the Effective Time, and Acquisition Sub after the Effective Time, reasonably determine that the Foundation ESOP cannot obtain a favorable Final Determination Letter, or that the amounts held therein cannot be applied, allocated or distributed without causing the Foundation ESOP to lose its tax qualified status, Foundation prior to the Effective Time and Acquisition Sub after the Effective Time shall take such action as they may reasonably determine is necessary to preserve the tax status of the ESOP and its trust, the tax characterization of distributions to ESOP Participants and the liquidation of the ESOP's trust. All ESOP Participants shall fully vest and have a nonforfeitable interest in their accounts under the Foundation ESOP determined as of the termination date.

                 (b) Prior to the Effective Time, Foundation and the Bank shall adopt and implement a severance plan providing benefits of not more than two weeks of salary for each year of service to Foundation or the Bank for each employee of Foundation or the Bank (excluding, however, Laird L. Lazelle) whose employment is terminated by the Surviving Corporation or the Bank, other than for cause, within one (1) year following the Effective Time. Acquisition Company and Acquisition Sub agree to assume all obligations of Foundation or the Bank under such severance plan.

         SECTION 4.8 Access to Information.

         Foundation and the Bank shall permit Acquisition Company reasonable access in a manner which shall avoid undue disruption or interference with Foundation's and the Bank's normal operations to their operations and premises and shall disclose and make available to Acquisition Company all books, documents, papers, records and computer systems documentation and files relating to its assets, stock ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and shareholders' meetings, organizational documents, contracts and agreements, loan files, filings with any regulatory authority, accountants' workpapers (if available and subject to the respective independent accountants' consent), litigation files (except for matters covered by the attorney-client privilege), Foundation Employee Plans, and any other business activities or prospects. Foundation and the Bank shall provide notice of and permit a representative of Acquisition Company to attend all meetings of the Boards of Directors and committees thereof; provided, however, that the Boards of Directors may exclude such representative from attending any deliberations during which the Boards may discuss an Acquisition Proposal or any matter covered by the attorney-client privilege. Acquisition Company shall hold any such information which is nonpublic in confidence in accordance with the confidentiality provisions hereof.

         SECTION 4.9 Regulatory Applications.

                 (a) Foundation and the Bank will prepare and cause to be filed at their expense such applications and related documents with the FDIC, the OTS, the Ohio Division of Financial

Institutions, and any other governmental agencies as are required of them to secure the requisite approval of such agencies to the consummation of the Merger and the Charter Conversion. Foundation and the Bank shall use all reasonable efforts to file all applications and related documents relating to the consummation of the Merger within thirty (30) days of the date of this Agreement and to secure all such approvals. Foundation and the Bank shall, in addition, use all reasonable efforts to file all applications and related documents relating to the consummation of the Charter Conversion as reasonably requested by Acquisition Company and to secure all such approvals.

                 (b) Foundation and the Bank agree that they will, as promptly as practicable after request and at their own expense, provide Acquisition Company with all information and documents concerning Foundation and the Bank as shall be required in connection with preparing any applications, and other documents which are to be prepared and filed by Acquisition Company and in connection with regulatory approvals required to be obtained by Acquisition Company hereunder.

                 (c) Acquisition Company agrees that it will, as promptly as practicable after request and at its own expense, provide Foundation and the Bank with all information and documents concerning Acquisition Company as shall be required in connection with preparing such applications and related documents which are to be prepared and filed by Foundation or the Bank in connection with approvals required to be obtained by Foundation or the Bank hereunder.

                 (d) Prior to filing such applications or other documents with the applicable governmental agency, Foundation and the Bank shall provide copies thereof to Acquisition Company at least five (5) days prior to the filing date.


                                   ARTICLE 5.

          AGREEMENTS OF ACQUISITION COMPANY, ACQUISITION SUB AND BUDIG

         SECTION 5.1 Regulatory Approvals; Other Agreements.

                 (a) Acquisition Company, Acquisition Sub and Budig will prepare and cause to be filed at their expense such applications and other documents with the FDIC, the OTS, the Ohio Division of Financial Institutions, and any other governmental agencies as are required of them to secure the requisite approval of such agencies to the consummation of the transactions provided for in this Agreement. Acquisition Company, Acquisition Sub and Budig shall use all reasonable efforts to file all such applications within thirty (30) days of the date of this Agreement and to secure all such approvals.

                 (b) Acquisition Company, Acquisition Sub and Budig agree that they will, as promptly as practicable after request and at their own expense, provide Foundation and the Bank with all information and documents concerning Acquisition Company, Acquisition Sub and Budig as shall be required in connection with preparing any applications, and other documents which are to be prepared and filed by Foundation and the Bank in connection with regulatory approvals required to be obtained by Foundation and the Bank hereunder.

                 (c) Acquisition Company, Acquisition Sub and Budig agree that they will, as promptly as practicable after request and at their own expense, provide Foundation and the Bank with all information and documents concerning Acquisition Company, Acquisition Sub and Budig as shall be required in connection with preparing such applications and other documents which are to be prepared and filed by Foundation or the Bank in connection with approvals required to be obtained by Foundation or the Bank hereunder.

                 (d) Prior to filing such applications or other documents with the applicable governmental agency, Acquisition Company, Acquisition Sub and Budig shall provide copies thereof to Acquisition Company at least five (5) days prior to the filing date.

         SECTION 5.2 Breaches.

         Acquisition Company shall, in the event it has knowledge of the occurrence, or impending or threatened occurrence, of any event or condition which would cause or constitute a breach (or would have caused or constituted a breach had such event occurred or been known prior to the date hereof) of any of its representations or agreements contained or referred to herein, give prompt written notice thereof to Foundation and use its best efforts to prevent or promptly remedy the same.

         SECTION 5.3 Consummation of Agreement.

         Acquisition Company and Acquisition Sub shall use their best efforts to perform and fulfill all conditions and obligations on their part to be performed or fulfilled under this Agreement and to effect the Merger and the Charter Conversion in accordance with the terms and conditions of this Agreement.

         SECTION 5.4 Director and Officer Matters.

         Effective as of the Effective Time, Acquisition Company shall cause to be issued one or more policies of insurance, with a three (3) year term, for all of the current directors and officers of Foundation and the Bank for the acts and omissions of such directors and officers occurring in their respective capacities as such prior to the Effective Time, providing liability insurance coverage on substantially the same terms and conditions as presently provided for the benefit of the directors and officers of Foundation and the Bank under their respective existing directors' and officers' liability insurance policies, but only to the extent that such insurance may be purchased or kept in force on commercially reasonable terms taking into account the cost thereof and the benefits provided thereby. The cost of such insurance shall be considered commercially reasonable so long as it does not exceed 150% of the costs currently paid for such coverage by Foundation. Proof of such insurance shall be furnished to any of the former directors and officers of Foundation and the Bank upon request. Acquisition Company agrees that all rights to indemnification that the directors and officers of Foundation or the Bank have pursuant to the Articles of Incorporation, Code of Regulations or similar charter documents of Foundation and the Bank or under applicable law, shall survive the Merger and shall continue in full force and effect. In the case of any former officer of director of Foundation or the Bank who is not an officer or director as of the date hereof, and who is entitled to and is currently receiving the benefits of any existing contractual arrangement with Foundation or the Bank providing benefits similar to those set forth in this Section 5.4, Acquisition Company shall be obligated to honor the terms and conditions of any such prior contractual arrangement.

         SECTION 5.5 Employment Agreements; Employee Benefit Plans.

                 (a) Laird L. Lazelle is the only executive officer of Foundation and the Bank who is party to employment or severance agreements, pursuant to which he shall be entitled, under certain circumstances, to payments in connection with a termination of employment resulting from a "change in control" transaction. Acquisition Company and Budig agree the Bank shall enter into a new employment agreement with Mr. Lazelle in the form attached hereto as
Exhibit 5.5, such employment agreement to become effective upon the consummation of the Merger.

                 (b) Acquisition Company or Acquisition Sub will cause Foundation after the Effective Time to provide health, disability, vacation and sick leave benefits to the employees of Foundation comparable to the benefits provided to such employees by Foundation or the Bank as of the date of this Agreement and to adopt and implement a retirement plan for the employees of Foundation (which may be in the form of a 401(k) plan, individual retirement accounts or otherwise as determined by Acquisition Company); provided, however, notwithstanding the foregoing, Foundation shall not be obligated to provide or maintain to or for the benefit of such employees any plan comparable to the Foundation Stock Option Plans, the Bank Recognition Plan or the Foundation ESOP.


         SECTION 5.6 Business of Acquisition Company, Acquisition Sub and Budig.

                 (a) Acquisition Company, Acquisition Sub and Budig shall not, without the prior written consent of Foundation:

                     (i) issue any common shares or other capital stock or any
                 options, warrants, or other rights to subscribe for or purchase common shares or any other capital stock or any securities convertible into or exchangeable for any capital stock of Acquisition Company or Acquisition Sub;

                     (ii) transfer, sell, assign or encumber in any manner
                 Budig's right, title and interest in and to the shares of Acquisition Company;

                     (iii) transfer, sell, assign or encumber in any manner
                 Acquisition Company's right, title and interest in and to the shares of Acquisition Sub;

                     (iv) commit any act or fail to do any act which would cause a breach of any agreement, contract or commitment and which would have a Material Adverse Effect on Acquisition Company, Acquisition Sub or Budig; or

                     (v) take any action which would materially and adversely
                 affect or delay the ability of any party hereto to obtain any necessary approvals of any Regulatory Agency or other governmental authority required for the transactions contemplated by this Agreement or to perform its covenants and agreements under this Agreement.

                 (b) Neither Acquisition Company, Acquisition Sub nor Budig shall, without the prior written consent of Foundation, engage in any transaction or take any action that would render untrue any of the representations and warranties of Acquisition Company, Acquisition Sub or Budig contained in Article 3 hereof (except for any such representations and warranties made only as of a specified date), if such representations and warranties were given as of the date of such transaction or action.

         SECTION 5.7 Funding of Acquisition Company.

         Budig agrees that he will provide sufficient funds to Acquisition Company and Acquisition Sub to enable them to timely perform all of their obligations under this Agreement.

                                   ARTICLE 6.

                         CONDITIONS PRECEDENT TO MERGER

         SECTION 6.1 Conditions to Obligations of Acquisition Company.

         The obligation of Acquisition Company to effect the Merger shall be subject to the satisfaction (or waiver by Acquisition Company) prior to or on the Closing Date of the following conditions:

                 (a) The representations and warranties made by Foundation and the Bank in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct as of such date);

                 (b) Foundation and the Bank shall have performed and complied in all material respects with all of their respective obligations and agreements required to be performed on or prior to the Closing Date under this Agreement;

                 (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Regulatory Agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

                 (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders, required by law or any Regulatory Agency for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired, and no regulatory approval shall have imposed any condition, requirement or restriction which Acquisition Company reasonably determines in good faith would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement to Acquisition Company as to render inadvisable the consummation of the Merger (any such condition, requirement or restriction, a "BURDENSOME CONDITION". For purposes of this Agreement, a condition which requires Budig or Acquisition Company to maintain the net worth or regulatory capital of Foundation or the Bank at not more than 10% of total assets shall not be considered a Burdensome Condition.

                 (e) Acquisition Company shall have received all documents required by this Agreement to be received, on or prior to the Closing Date, all in form and substance reasonably satisfactory to Acquisition Company;

                 (f) Acquisition Company shall have received the unaudited consolidated balance sheets of Foundation and the Bank and the related unaudited consolidated income statements and statements of changes in shareholders' equity and cash flows for each quarter prior to the Effective Time, together with the notes thereto (all such financial statements being collectively referred to as the "PRE-CLOSING FINANCIAL STATEMENTS"), in each instance prepared on a basis consistent with prior periods and in accordance with generally accepted accounting principles;

                 (g) The Pre-Closing Financial Statements as at the end of the month prior to the Closing Date shall reflect shareholders' equity, as of the Closing Date, of not less than Seven Million Seventy Five Thousand and 00/100 Dollars ($7,075,000) (disregarding, however, fees and expenses of legal counsel to Foundation and the Bank related to the Merger, investment banking fees paid to Keefe, Bruyette & Woods Inc., proxy preparation and printing expenses, change in control payments to executive officers and other expenses incurred in connection with the transactions contemplated by this Agreement); and,

         SECTION 6.2 Conditions to Obligations of Foundation and the Bank.

         The obligation of Foundation and the Bank to effect the Merger shall be subject to the satisfaction (or waiver by Foundation and the Bank) prior to or on the Closing Date of the following conditions:

                 (a) The representations and warranties made by Acquisition Company in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any such representations and warranties made only as of a specified date which shall be true and correct as of such date);

                 (b) Acquisition Company shall have performed and complied in all material respects with all of its obligations and agreements hereunder required to be performed on or prior to the Closing Date under this Agreement;

                 (c) No Injunction preventing the consummation of the Merger shall be in effect, nor shall any proceeding by any Regulatory Agency or any other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal;

                 (d) All necessary regulatory approvals, consents, authorizations and other approvals, including the requisite approval of this Agreement and the Merger by the shareholders of the parties hereto, required by law or any Regulatory Agency for consummation of the Merger shall have been obtained and all waiting periods required by law shall have expired; and,

                 (e) Foundation and the Bank shall have received all documents required to be received from Acquisition Company on or prior to the Closing Date, all in form and substance reasonably satisfactory to Foundation and the Bank.

                                   ARTICLE 7.

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 7.1 Termination.

         This Agreement may be terminated at any time prior to the acceptance of the Certificate of Merger for record by the Secretary of State of the State of Ohio, whether before or after the Shareholder Approval has been obtained:

                 (a) by mutual written consent duly authorized by the Boards of Directors of Foundation and Acquisition Company;

                 (b) by Acquisition Company, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Foundation or the Bank set forth in this Agreement, such that the conditions set forth in Section 6.1 hereof would be incapable of being satisfied by December 31, 2001 (or as otherwise extended);

                 (c) by Foundation, upon a breach of any representation, warranty, covenant obligation or agreement on the part of Acquisition Company, Acquisition Sub or Budig set forth in this Agreement, such that the conditions set forth in Section 6.2 hereof would be incapable of being satisfied by December 31, 2001 (or as otherwise extended);

                 (d) by either Foundation or Acquisition Company, if any judgment, injunction, order, decree or action by any governmental entity of competent authority preventing the consummation of the Merger or imposing a Burdensome Condition on the transactions contemplated hereby shall have become final and nonappealable;

                 (e) by either Foundation or Acquisition Company, if the Merger shall not have been consummated before December 31, 2001; provided, that in the case of termination pursuant to this Section 7.1(e), the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure referred to in this Section 7.1(e);

                 (f) by either Foundation or Acquisition Company if, upon a vote at a duly held Shareholders' Meeting or any adjournment thereof, the Shareholder Approval shall not have been obtained;

                 (g) by Foundation, if prior to the conclusion of the tabulation of the votes with respect to the Merger at the Shareholders' Meeting, the Foundation Board of Directors has withdrawn or modified its approval or recommendation of the Merger or this Agreement and the Foundation Board of Directors has approved, recommended or entered into a Superior Acquisition Proposal; or,

                 (h) by Acquisition Company, if the record holders of more than ten percent (10%) of the Outstanding Foundation Shares on the Effective Date have properly served a demand on Foundation seeking relief pursuant to the provisions of Section 1701.85 of the OGCL.

                 (i) by Foundation, if Acquisition Company, Acquisition Sub or Budig are notified by any applicable Regulatory Authority that their regulatory application(s) will be denied or should be withdrawn.

         SECTION 7.2 Certain Fees and Expenses.

                 (a) If this Agreement shall be terminated pursuant to Section 7.1(g), then Foundation shall pay Acquisition Company (provided Foundation was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) a fee equal to the Break-Up Fee (as defined below) and the Earnest Money Deposit shall be returned to Acquisition Company.

                 (b) If this Agreement shall be terminated pursuant to Section 7.1(b), then Foundation shall pay Acquisition Company (provided Foundation was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Acquisition Company Liquidated Damages Amount (as defined below) and the Earnest Money Deposit shall be returned to Acquisition Company.

                 (c) If this Agreement shall be terminated pursuant to Section 7.1(c), then Acquisition Company or Budig will pay Foundation (provided Acquisition Company was not entitled to terminate this Agreement pursuant to
Section 7.1(b) at the time of such termination), an amount equal to the Foundation Liquidated Damages Amount (as defined below), which may be satisfied out of the Earnest Money Deposit.

                 (d) If this Agreement shall be terminated pursuant to Section 7.1(i), then Acquisition Company or Budig will pay Foundation (provided Acquisition Company was not entitled to terminate this Agreement pursuant to
Section 7.1(b) at the time of such termination), an amount equal to 50% of the Foundation Liquidated Damages Amount (as defined below), which may be satisfied out of the Earnest Money Deposit.

                 (e) If this Agreement shall be terminated pursuant to Section 7.1(a) or by Foundation pursuant to Section 7.1(e), and at the time of the termination of this Agreement an Acquisition Proposal has been received by Foundation, and either prior to the termination of this Agreement or within twelve (12) months thereafter Foundation or the Bank enters into any written Acquisition Proposal which is subsequently consummated (provided such Acquisition Proposal is the same or substantially the same Acquisition Proposal that had been received at the time of the termination of this Agreement), then Foundation shall pay the Break-Up Fee to Acquisition Company.

                 (f) The Foundation and Acquisition Company agree that actual damages accruing from a termination of the Agreement pursuant to the subsections of Section 7.1 with respect to which the provisions of Section 7.2 provide for the payment of damages, are incapable of precise estimation and would be difficult to prove, that the payment to Acquisition Company or Foundation, as applicable, of the Acquisition Company Liquidated Damages Amount, the Foundation Liquidated Damages Amount or the Break-Up Fee shall constitute liquidated damages, that the rights to the Acquisition Company Liquidated Damages Amount, the Foundation Liquidated Damages Amount or the Break-Up Fee, as applicable, stipulated in this Section 7.2, bear a reasonable relationship to the potential injury likely to be sustained in the event of such a termination and that such stipulated rights to liquidated damages are intended by the parties to provide just compensation in the event of such a termination and are not intended to compel performance or to constitute a penalty for nonperformance. Payment of the Acquisition Company Liquidated Damages Amount or the Break-Up Fee by Foundation and the return of the Earnest Money Deposit to Acquisition Company shall terminate all of Acquisition Company's rights and remedies at law or in equity against Foundation in respect of a termination of this Agreement pursuant to the subsections of Section 7.1 with respect to which the provisions of Section 7.2 provide for the payment of damages. Payment of the Foundation Liquidated Damages Amount by Acquisition Company shall terminate all of Foundation's rights and remedies at law or in equity against Acquisition Company in respect of a termination of this Agreement pursuant to Section 7.1(c). The Acquisition Company Liquidated Damages Amount or the Break-Up Fee shall be paid by Foundation to Acquisition Company, or the Foundation Liquidated Damages Amount shall be paid by Acquisition Company to Foundation, in immediately available funds within fifteen (15) days after the date of the event giving rise to the obligation to make such payment occurred.

         The "ACQUISITION COMPANY LIQUIDATED DAMAGES AMOUNT" payable to Acquisition Company by Foundation shall be Two Hundred Seventy Five Thousand Dollars ($275,000).

         The "FOUNDATION LIQUIDATED DAMAGES AMOUNT" payable to Foundation by Acquisition Company shall be Three Hundred Seventy Five Thousand Dollars ($375,000).

         As used in this Agreement, "BREAK-UP FEE" shall be an amount equal to Five Hundred Fifty Thousand Dollars ($550,000), less the Acquisition Company Liquidated Damages Amount, if such Acquisition Company Liquidated Damages Amount has been paid in full by Foundation to Acquisition Company.


                                   ARTICLE 8.

                                     GENERAL

         SECTION 8.1 Updates to Disclosure Schedule.

         Foundation and the Bank shall update and supplement the Disclosure Schedule so as to disclose exceptions to one or more representations or warranties contained in Article 2 hereof which shall have arisen between the date hereof and the Closing Date, but any exceptions or other information subsequently disclosed shall not be taken into consideration in determining, for purposes of this Agreement, whether the condition set forth in Section 6.1(a) hereof shall have been satisfied.

         SECTION 8.2 Confidential Information.

         The parties acknowledge the general confidential and proprietary nature of the information which has heretofore been exchanged and which shall be received from each other hereunder and agree to hold and keep the same confidential. Confidential information does not include, however, information which is or becomes generally available to the public other than as a result of a disclosure by a party or its representatives in violation of this Agreement. The parties agree that the information shall be used solely for the purposes contemplated by this Agreement and that such information shall not be disclosed to any person other than employees and agents of a party who are directly involved in evaluating the transaction. The information shall not be used in any way detrimental to a party, including use directly or indirectly in the conduct of the other party's business or any business or enterprise in which such party may have an interest, now or in the future, and whether or not now in competition with such other party. The provisions of this Section 8.2 shall survive the termination of this Agreement, regardless of the circumstances which give rise to such termination.

         SECTION 8.3 Publicity.

         Foundation and Acquisition Company shall cooperate with each other in the development and distribution of all news releases and other public disclosures concerning this Agreement and the Merger and shall not issue any news release or make any other public disclosure prior to the Effective Time without the prior consent of the other party, unless it reasonably believes such is required by law upon the advice of counsel or is in response to published newspaper or other mass media reports regarding the transactions contemplated by this Agreement, in which such latter event the parties shall give reasonable notice, and to the extent practicable, consult with each other regarding such responsive public disclosure. Subsequent to the Effective Time, Acquisition Company shall have the exclusive right to issue news releases and other public disclosures concerning this Agreement and the Merger.

         SECTION 8.4 Return of Documents.

         Upon termination of this Agreement without the Merger becoming effective, each party shall deliver to the other originals and all copies of all information made available to such party and shall not retain any copies, extracts or other reproductions in whole or in part of such information.

         SECTION 8.5 Notices.

         Any notice or other communication shall be in writing and shall be deemed to have been given or made on the date of delivery, in the case of hand delivery, or three (3) business days after deposit in the United States Registered Mail, postage prepaid, or upon receipt if transmitted by facsimile telecopy or any other means, addressed (in any case) as follows:

                (a)        if to Acquisition Company:

                           c/o George E. Fern Co.
                           1000 Gest Street
                           Cincinnati, Ohio 45203
                           Attn: Mr. George J. Budig
                           Facsimile: (513) 621-4330

                with a copy to:

                           Keating, Muething & Klekamp, P.L.L.
                           1400 Provident Tower
                           One East Fourth Street
                           Cincinnati, Ohio 45202
                           Attention: Edward E. Steiner, Esq.
                           Facsimile: (513) 579-6578
         and

                (b)        if to Foundation or the Bank:

                           Foundation Bancorp, Inc.
                           25 Garfield Place
                           Cincinnati, Ohio 45202
                           Attention: Mr. Laird L. Lazelle, President and CEO
                           Facsimile: (513) 721-0140

                with a copy to:

                           Vorys Sater Seymour and Pease LLP
                           Atrium Two, Suite 2100
                           221 East Fourth Street
                           Cincinnati, Ohio 45202
                           Attention: Terri Reyering Abare, Esq.
                           Facsimile: (513) 723-4056

or to such other address as any party may from time to time designate by notice to the others.

         SECTION 8.6 Survival of Representations and Warranties.

         The representations and warranties of Foundation, the Bank and Acquisition Company contained herein shall expire at the Effective Time.

         SECTION 8.7 Entire Agreement.

         This Agreement, together with the Exhibits, the Disclosure Schedule and the Confidentiality Agreement, constitute the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings, agreements in principle or other agreements between the parties relating to the subject matter hereof.

         SECTION 8.8 Headings and Captions.

         The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

         SECTION 8.9 Waiver, Amendment or Modification.

         The conditions of this Agreement which may be waived may only be waived in writing by the party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by each of the parties hereto. This Agreement may be amended or modified by the parties hereto, at any time before or after Shareholder Approval, PROVIDED, HOWEVER, that after any such approval no such amendment or modification shall alter the amount or change the form of the Per Share Merger Consideration contemplated by this Agreement to be received by shareholders of Foundation and, provided, further, that after Shareholder Approval, if any such amendment or modification does not alter the amount or change the form of the Per Share Merger Consideration, no further action or approval by the shareholders of Foundation shall be required.

         SECTION 8.10 Rules of Construction.

         Unless the context otherwise requires: (i) a term has the meaning assigned to it; (ii) an accounting term not otherwise defined has the meaning assigned to it in accordance with United States generally accepted accounting principles in effect as of the date of this Agreement; (iii) "or" is not exclusive; (iv) words in the singular may include the plural and words in the plural include the singular; and (v) "knowledge" of a party means the actual or constructive knowledge of any director or executive officer of such party.

         SECTION 8.11 Counterparts.

         This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. For purposes of executing this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or telecopier is to be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or telecopy document shall be re-executed in original form by the parties who executed the facsimile or telecopy document. No party may raise the use of a facsimile machine or telecopier or the fact that any signature was transmitted through the use of a facsimile or telecopier machine as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Section 8.11.

         SECTION 8.12 Successors and Assigns.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No person or entity not a party to this Agreement (other than (i) the holders of Foundation Common Shares, to the extent they are entitled to payment of the Per Share Merger Consideration, (ii) the holders of Stock Options and Bank Recognition Plan participants, to the extent that they are entitled to payment under Section 1.7 hereof, and (iii) the employees of Foundation or the Bank, to the extent that they are entitled to benefits under Section 4.7(b) and 5.5 hereof) shall be deemed to be a third party beneficiary of this Agreement.

         SECTION 8.13 Severability.

         In the event that any provisions of this Agreement or any portion thereof shall be finally determined to be unlawful or unenforceable, such provision or portion thereof shall be deemed to be severed from this Agreement, and every other provision, and any portion of a provision, that is not invalidated by such determination, shall remain in full force and effect. To the extent that a provision is deemed unenforceable by virtue of its scope but may be made enforceable by limitation thereof, such provision shall be enforceable to the fullest extent permitted under applicable laws and public policy.

         SECTION 8.14 Governing Law; Assignment.

         This Agreement shall be governed by the internal substantive laws of the State of Ohio and applicable federal laws and regulations. This Agreement may not be assigned by Foundation without the prior written consent of Acquisition Company or by Acquisition Company or Acquisition Sub without the prior written consent of Foundation.

         SECTION 8.15 Enforcement of Agreement.

         The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, a non-breaching party to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction and such right shall be in addition to any other remedy to which they shall be entitled at law or in equity.

         (Remainder of page intentionally blank; signature page follows)

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                        FOUNDATION BANCORP, INC.,
                                        an Ohio corporation


                                        By: /s/ Laird L. Lazelle
                                            ------------------------------------
                                        Name:   Laird L. Lazelle
                                                --------------------------------
                                        Title:  President and CEO
                                                --------------------------------


                                        GARFIELD ACQUISITION CORP.,
                                        an Ohio corporation


                                        By: /s/ George J. Budig
                                            ------------------------------------
                                        Name:   George J. Budig
                                                --------------------------------
                                        Title:  President
                                                --------------------------------


                                        GARFIELD ACQUISITION SUB CORP.,
                                        an Ohio corporation


                                        By: /s/ George J. Budig
                                            ------------------------------------
                                        Name:   George J. Budig
                                                --------------------------------
                                        Title:  President
                                                --------------------------------


                                        /s/ George J. Budig
                                        -------------------
                                        GEORGE J. BUDIG, individually

                                JOINDER AGREEMENT
                                -----------------

        The undersigned, Foundation Savings Bank, hereby agrees to duly discharge and perform all of its covenants and agreements set forth in Article 4 of the preceding Agreement and Plan of Reorganization.

        IN WITNESS WHEREOF, the undersigned has duly executed its Joinder Agreement as of April 3, 2001.

                                         FOUNDATION SAVINGS BANK


                                         By:  /s/ Laird L. Lazelle
                                            ------------------------------------
                                         Name:  Laird L. Lazelle
                                                -------------------------------
                                         Title: President
                                                -------------------------------

                                TABLE OF CONTENTS
                                -----------------


                                                                                                               Page
ARTICLE 1.........................................................................................................1
         SECTION 1.1 DEFINITIONS..................................................................................1
         SECTION 1.2 The Merger...................................................................................5
         SECTION 1.3 Effective Time...............................................................................5
         SECTION 1.4 Effect of Merger.............................................................................5
         SECTION 1.5 Articles of Incorporation; Regulations.......................................................6
         SECTION 1.6 Directors and Officers.......................................................................6
         SECTION 1.7 Conversion of Stock; Stock Options; Dissenting Shares........................................6
         SECTION 1.8 Closing; Closing Date........................................................................7
         SECTION 1.9 Paying Procedures; Surrender of Certificates; Deposit of Per Share Merger Consideration and
         Other Sums...............................................................................................7
         SECTION 1.10 Earnest Money Deposit.......................................................................9
         SECTION 1.11 Closing Deliveries..........................................................................9
ARTICLE 2........................................................................................................11
         SECTION 2.1 Organization and Capital Stock..............................................................11
         SECTION 2.2 Authorization...............................................................................12
         SECTION 2.3 Subsidiaries................................................................................13
         SECTION 2.4 No Defaults.................................................................................13
         SECTION 2.5 Financial Information.......................................................................13
         SECTION 2.6 Absence of Changes..........................................................................13
         SECTION 2.7 Litigation and Related Matters..............................................................14
         SECTION 2.8 Regulatory Matters..........................................................................14
         SECTION 2.9 Reports.....................................................................................14
         SECTION 2.10 Non-Banking Activities of Foundation and Subsidiaries......................................15
         SECTION 2.11 Fiduciary Responsibilities.................................................................15
         SECTION 2.12 Fair Lending; Community Reinvestment Act...................................................15
         SECTION 2.13 Employment Agreements......................................................................15
         SECTION 2.14 Employee Matters and ERISA.................................................................15
         SECTION 2.15 Title to Properties; Insurance.............................................................17
         SECTION 2.16 Intellectual Property Rights...............................................................18
         SECTION 2.17 Environmental Matters......................................................................18
         SECTION 2.18 Certain Operational Matters................................................................19
         SECTION 2.19 Material Contracts and Agreements..........................................................19
         SECTION 2.20 Interest Rate Risk Management Instruments..................................................19
         SECTION 2.21 Chapter 1704 of the Ohio Revised Code Not Applicable.......................................19
         SECTION 2.22 Tax Matters................................................................................19
         SECTION 2.23 Opinion of Financial Advisor...............................................................20
         SECTION 2.24 Compliance with Law........................................................................20
         SECTION 2.25 No Undisclosed Liabilities.................................................................20
         SECTION 2.26 Brokerage..................................................................................21
         SECTION 2.27 Statements True and Correct................................................................21
ARTICLE 3........................................................................................................21


         SECTION 3.1 Organization................................................................................21
         SECTION 3.2 Authorization...............................................................................21
         SECTION 3.3 No Defaults.................................................................................22
         SECTION 3.4 Litigation and Related Matters..............................................................22
         SECTION 3.5 Brokerage...................................................................................23
         SECTION 3.6 Compliance With Law.........................................................................23
         SECTION 3.7 State Takeover Statutes.....................................................................23
         SECTION 3.8 Proxy Statement.............................................................................23
         SECTION 3.9 Ability To Pay Per Share Merger Consideration; Financial Statements.........................23
         SECTION 3.10 Ownership of Acquisition Company and Acquisition Sub.......................................24
         SECTION 3.11 Statements True and Correct................................................................24
         SECTION 3.12 RB-20 Certification........................................................................24
ARTICLE 4........................................................................................................25
         SECTION 4.1 Preparation of Proxy Statement; Shareholder Meeting.........................................25
         SECTION 4.2 Business of Foundation in Ordinary Course...................................................26
         SECTION 4.3 Acquisition Proposals.......................................................................28
         SECTION 4.4 Breaches....................................................................................29
         SECTION 4.5 Consents to Contracts and Leases............................................................30
         SECTION 4.6 Consummation of Agreement...................................................................30
         SECTION 4.7 Employee Benefit Plans......................................................................30
         SECTION 4.8 Access to Information.......................................................................31
         SECTION 4.9 Regulatory Applications.....................................................................31
ARTICLE 5........................................................................................................32
         SECTION 5.1 Regulatory Approvals; Other Agreements......................................................32
         SECTION 5.2 Breaches....................................................................................33
         SECTION 5.3 Consummation of Agreement...................................................................33
         SECTION 5.4 Director and Officer Matters................................................................33
         SECTION 5.5 Employment Agreements; Employee Benefit Plans...............................................33
         SECTION 5.6 Business of Acquisition Company, Acquisition Sub and Budig..................................34
         SECTION 5.7 Funding of Acquisition Company..............................................................35
ARTICLE 6........................................................................................................35
         SECTION 6.1 Conditions to Obligations of Acquisition Company............................................35
         SECTION 6.2 Conditions to Obligations of Foundation and the Bank........................................36
ARTICLE 7........................................................................................................37
         SECTION 7.1 Termination.................................................................................37
         SECTION 7.2 Certain Fees and Expenses...................................................................38
ARTICLE 8........................................................................................................39
         SECTION 8.1 Updates to Disclosure Schedule..............................................................39
         SECTION 8.2 Confidential Information....................................................................39
         SECTION 8.3 Publicity...................................................................................40
         SECTION 8.4 Return of Documents.........................................................................40
         SECTION 8.5 Notices.....................................................................................40
         SECTION 8.6 Survival of Representations and Warranties..................................................41
         SECTION 8.7 Entire Agreement............................................................................41
         SECTION 8.8 Headings and Captions.......................................................................41
         SECTION 8.9 Waiver, Amendment or Modification...........................................................41
         SECTION 8.10 Rules of Construction......................................................................42

         SECTION 8.11 Counterparts...............................................................................42
         SECTION 8.12 Successors and Assigns.....................................................................42
         SECTION 8.13 Severability...............................................................................42
         SECTION 8.14 Governing Law; Assignment..................................................................42
         SECTION 8.15 Enforcement of Agreement...................................................................43



                           EXHIBITS

Exhibit 1.10               Agreement of Merger
Exhibit 5.5                Employment Agreement




                                    SCHEDULES
                                    ---------

Disclosure Schedule

              EXHIBIT 1.10 TO AGREEMENT AND PLAN OF REORGANIZATION
              ----------------------------------------------------

                                ESCROW AGREEMENT
                                ----------------


         THIS ESCROW AGREEMENT ("Escrow Agreement") is dated as of the ____ day of ___________, 2001 among GARFIELD ACQUISITION CORP., an Ohio corporation ("Acquisition Company"), FOUNDATION BANCORP, INC., an Ohio corporation ("Foundation"), and FIFTH THIRD BANK, an Ohio banking corporation, as the escrow agent hereunder (in this capacity, "Escrow Agent").

                                   BACKGROUND
                                   ----------

         A. Acquisition Company, Garfield Acquisition Sub Corp., an Ohio corporation and wholly owned subsidiary of Acquisition Company ("Acquisition Sub"), and Foundation have entered into an Agreement and Plan of Reorganization of even date herewith (the "Reorganization Agreement") pursuant to which Acquisition Sub shall merge with and into Foundation (the "Merger") and the holders of Foundation's common shares shall receive as Merger Consideration the sum of ______________ Dollars ($______) per share.

         B. The parties desire to enter into this Escrow Agreement to provide for an escrow of Five Hundred Thousand Dollars ($500,000.00) to be released to Fifth Third Bank, as exchange agent under the Reorganization Agreement (in this capacity, the "Exchange Agent"), upon the consummation of the transactions contemplated in the Reorganization Agreement or otherwise distributed in accordance with the provisions of this Escrow Agreement.

         C. Capitalized terms used herein but not defined herein shall have the respective meanings described thereto in the Reorganization Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants set forth below and other good and valuable consideration, the parties hereto agree as follows:

         1. DESIGNATION AND DELIVERY. Acquisition Company and Foundation hereby designate Fifth Third Bank as "Escrow Agent" under this Escrow Agreement. Acquisition Company and Foundation hereby deliver to the Escrow Agent a copy of the Reorganization Agreement, which agreement is attached hereto as Exhibit "A." Acquisition Company, in accordance with the Reorganization Agreement, hereby delivers to the Escrow Agent the sum of Five Hundred Thousand Dollars ($500,000.00) in immediately available funds (the "Deposit").

         2. INVESTMENT OF THE DEPOSIT. The Escrow Agent shall invest the Deposit in an income-producing account utilizing investments mutually acceptable to Acquisition Company and Foundation. The Escrow Agent shall cause all interest and other income earned on or with respect to the Deposit to be added to the Deposit. Such deposited interest and other income shall, together with the Deposit, constitute the "Escrow Fund" to be distributed as provided in Section 5 hereof.

         3. ESCROW AGENT AS CUSTODIAN; EXPENSES. The Escrow Agent shall, for all purposes of this Escrow Agreement, be treated as and considered legally a custodian. The Escrow Agent shall be entitled to rely conclusively upon the written notice provided in Section 5 and may assume the genuineness of all signatures and documents and the authority of all signatories. The Escrow Agent shall have no liability except for negligence or willful misconduct in the performance of its duties under this Escrow Agreement and shall not have any liability for any action taken (or any failure to act) in good faith. Acquisition Company shall assume and pay all costs and expenses of the Escrow Agent incurred in its capacity as the Escrow Agent under this Escrow Agreement.

         4. RESIGNATION; DISAGREEMENTS.

                  (a) Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent designated by the other parties hereto in writing, or to any court of competent jurisdiction as provided below. The resignation of Escrow Agent will take effect on the earlier of: (a) the appointment of a successor (including a court of competent jurisdiction); or (b) the day which is thirty (30) days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow Agent's sole responsibility after that time shall be to retain and safeguard the Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

                  (b) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to retain the Escrow Fund until Escrow Agent shall have received: (i) a final non-appealable order of a court of competent jurisdiction directing delivery of the Escrow Fund; or (ii) a written agreement executed by the other parties hereto directing delivery of the Escrow Fund, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such order or agreement. Any court order shall be accompanied by a legal opinion of counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

         5. TERMINATION AND DISTRIBUTION OF ESCROW.

                  (a) This Escrow Agreement shall terminate on the date upon which the Escrow Agent shall have distributed the Escrow Fund as provided herein.

                  (b) If on December 31, 2001, the Escrow Agent has not distributed out to the Exchange Agent the Escrow Fund in connection with the consummation of the transactions contemplated by the Reorganization Agreement and if Foundation shall not have delivered to the Escrow Agent a notice of objection to the return of the Escrow Fund to Acquisition Company, the Escrow Agent shall immediately return the Escrow Fund to Acquisition Company.

                  (c) If on the Closing Date (as defined in the Reorganization Agreement), Acquisition Company and Foundation shall deliver a joint written notice to the Escrow

         Agent directing the Escrow Agent to distribute the Escrow Fund to the Exchange Agent, the Escrow Agent shall immediately disburse the Escrow Fund to the Exchange Agent.

                  (d) If, on or after the date the Reorganization Agreement is terminated by Foundation pursuant to either of Sections 7.1(c), 7.1(e) or 7.1(i) of the Reorganization Agreement, Foundation shall deliver to the Escrow Agent (with a copy to Acquisition Company) a notice of claim with respect to the Escrow Fund (or, in the event of a termination under Section 7.1(i), a claim to an amount equal to fifty percent (50%) of the Foundation Liquidated Damages Amount), the Escrow Agent shall disburse the Escrow Fund (or, in the case of a termination under Section 7.1(i), the lesser claimed amount) to Foundation ten (10) days after receipt of such notice if Acquisition Company shall not have earlier delivered to the Escrow Agent a notice of objection to the disbursement of the Escrow Fund (or, in the case of a termination under Section 7.1(i), the lesser claimed amount) to Foundation or a notice of claim with respect to the Escrow Fund.

                  (e) If, on or after the date the Reorganization Agreement is terminated by Acquisition Company pursuant to any of Sections 7.1(b), 7.1(e), 7.1(f) or 7.1(h) of the Reorganization Agreement or by Foundation pursuant to either of Sections 7.1(f) or 7.1(g) of the Reorganization Agreement, Acquisition Company shall deliver to the Escrow Agent (with a copy to Foundation) a notice of claim with respect to the Escrow Fund, the Escrow Agent shall return the Escrow Fund to Acquisition Company ten (10) days after receipt of such notice if Foundation shall not have delivered to the Escrow Agent a notice of objection to the return of the Escrow Fund to Acquisition Company or a notice of claim with respect to the Escrow Fund.

         6. DUTIES OF ESCROW AGENT. The duties of Fifth Third Bank under this Escrow Agreement shall be entirely administrative and the Escrow Agent shall not be liable to any third party as a result of any action or omission taken or made by it, except for negligence or willful misconduct in performing its duties. In the event of disagreement or dispute between Acquisition Company and Foundation with respect to disposition of the Escrow Fund, the Escrow Agent shall promptly initiate an appropriate legal proceeding to obtain a judicial determination of the respective parties' rights to the Escrow Fund. No rights are intended to be granted to any third party hereunder. Acquisition Company and Foundation shall severally (each being responsible for 50% of the indemnity account) indemnify, defend and hold harmless the Escrow Agent and reimburse the Escrow Agent from and for any and all liability, costs and expenses the Escrow Agent may suffer or incur by reason of its execution and performance of this Escrow Agreement.

         7. NOTICES. All notices, consents or other communications required or permitted to be given under this Escrow Agreement shall be in writing and shall be deemed to have been duly given:

                  (a) when delivered personally,

                  (b) one (1) business day after being sent by an overnight delivery service, postage or delivery charges prepaid, or

                  (c) on the date on which a telegram or facsimile is transmitted to the parties at their respective addresses stated in the Reorganization Agreement.

Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Section 7, except that any such change of address notice shall not be effective unless and until received.

         8. AMENDMENT. No amendment or modification of this Escrow Agreement shall be effective unless in writing and signed by the parties. This Escrow Agreement may not be terminated except in a written document signed by the parties.

         9. PARTIES IN INTEREST. This Escrow Agreement shall bind, benefit, and be enforceable by and against each party hereto and their successors, assigns, heirs and personal representatives. No party shall in any manner assign any of its rights or obligations under this Escrow Agreement without the express prior written consent of the other parties.

         10. NO WAIVERS. No waiver with respect to this Escrow Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of the same or any other right, power or remedy.

         11. SEVERABILITY. If any provision of this Escrow Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

         12. COUNTERPARTS. This Escrow Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall constitute an original hereof, and it shall not be necessary in making proof of this Escrow Agreement to produce or account for more than one original counterpart hereof.

         13. CONTROLLING LAW. This Escrow Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Ohio applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law.

         14. DEFINITIONS. To the extent not specifically defined herein, all terms used herein shall have the meanings ascribed to them in the Reorganization Agreement.

         IN WITNESS WHEREOF, the parties have executed, or caused their duly authorized representatives to execute, this Escrow Agreement on the date first written above.

                               GARFIELD ACQUISITION CORP.


                               By:
                                  ----------------------------------------------

                               George J. Budig
                               President

                               FOUNDATION BANCORP, INC.


                               By:
                                  ----------------------------------------------
                                   Laird L. Lazelle
                                   President

Received and accepted:

FIFTH THIRD BANK,
as  Escrow Agent


By:
    ----------------------------------------------

      Name:
      Title:

                                   EXHIBIT "A"
                                   -----------

                            REORGANIZATION AGREEMENT
                            ------------------------

               EXHIBIT 5.5 TO AGREEMENT AND PLAN OF REORGANIZATION
               ---------------------------------------------------


                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is entered into as of the ___ day of ___________, 2001, by and between Foundation Savings Bank, a savings and loan association incorporated under Ohio law (the "EMPLOYER"), and Laird L. Lazelle, an individual (the "EMPLOYEE");

                                   WITNESSETH:

         WHEREAS, the EMPLOYEE is currently employed as the President and Chief Executive Officer of the EMPLOYER;

         WHEREAS, pursuant to an Agreement and Plan of Reorganization by and among Foundation Bancorp, Inc., Garfield Acquisition Company ("ACQUISITION CO."), and Garfield Acquisition Sub Corp. and George J. Budig (the "ACQUISITION AGREEMENT"), the EMPLOYER has become an indirect wholly-owned subsidiary of ACQUISITION CO.;

         WHEREAS, as a result of the skill, knowledge and experience of the EMPLOYEE, the Board of Directors of the EMPLOYER desires to retain the services of the EMPLOYEE as the President and Chief Executive Officer of the EMPLOYER;

         WHEREAS, the EMPLOYEE desires to continue to serve as the President and Chief Executive Officer of the EMPLOYER; and

         WHEREAS, the EMPLOYEE and the EMPLOYER desire to enter into this AGREEMENT to set forth the terms and conditions of the employment relationship between the EMPLOYER and the EMPLOYEE;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the EMPLOYER and the EMPLOYEE hereby agree as follows:

         1. EMPLOYMENT AND TERM.

            TERM. Upon the terms and subject to the conditions of this AGREEMENT, the EMPLOYER hereby employs the EMPLOYEE, and the EMPLOYEE hereby accepts employment, as the President and Chief Executive Officer of the EMPLOYER. The TERM of this AGREEMENT shall commence on the effective date of the MERGER (as defined in the ACQUISITION AGREEMENT) and shall end on December 31, 2002 (the "TERM").

         2. DUTIES OF EMPLOYEE.

            (a) GENERAL DUTIES AND RESPONSIBILITIES. The EMPLOYEE shall serve as the President and Chief Executive Officer of the EMPLOYER. Subject to the direction of the Board of Directors of the EMPLOYER, the EMPLOYEE shall have responsibility for the general management and control of the business and affairs of the EMPLOYER, and shall perform all duties and shall have all powers which are commonly incident to the office of President and Chief Executive Officer or which, consistent therewith, are delegated to him by the Board of Directors. Such duties include, but are not limited to, (1) managing the day-to-day operations of the EMPLOYER, (2) managing the efforts of the EMPLOYER to comply with applicable laws and regulations, (3) promotion of the EMPLOYER and its services, (4) supervising other employees of the EMPLOYER, (5) providing prompt and accurate reports to the Board of Directors of the EMPLOYER regarding the affairs and conditions of the EMPLOYER, and (6) making recommendations to the Board of Directors of the EMPLOYER concerning the strategies, capital structure, tactics, and general operations of the EMPLOYER. The EMPLOYER shall employ the EMPLOYEE during the TERM as President and Chief Executive Officer without material diminishment of the importance or prestige of his position.

            (b) DEVOTION OF ENTIRE TIME TO THE BUSINESS OF THE EMPLOYER. The EMPLOYEE shall devote his entire productive time, ability and attention during normal business hours throughout the TERM to the faithful performance of his duties under this AGREEMENT. The EMPLOYEE shall not directly or indirectly render any services of a business, commercial or professional nature to any person or organization other than the EMPLOYER and its subsidiaries and affiliates without the prior written consent of the Board of Directors of the EMPLOYER; provided, however, that the EMPLOYEE shall not be precluded from (i) vacations and other leave time in accordance with Section 3(d) hereof; (ii) reasonable participation in community, civic, charitable or similar organizations; or (iii) the pursuit of personal investments which do not interfere or conflict with the performance of the EMPLOYEE's duties to the EMPLOYER. Nothing in this section shall limit the EMPLOYEE's right to invest in securities of any business that does not provide services or products of the type or competing with those provided by the EMPLOYER or its subsidiaries or affiliates or, solely as a passive investor, in any business.

         3. COMPENSATION, BENEFITS AND REIMBURSEMENTS.

            (a) SALARY. The EMPLOYEE shall receive during the TERM an annual salary payable in equal installments not less often than monthly. The amount of such annual salary shall be One Hundred Thousand Dollars ($100,000).

            (b) EXPENSES; CAR ALLOWANCE. In addition to any compensation received under Section 3(a) of this AGREEMENT, the EMPLOYER shall (i) pay or reimburse the EMPLOYEE for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this AGREEMENT, (ii) pay or reimburse the EMPLOYEE for all reasonable travel and miscellaneous expenses incurred in connection with the performance of his duties as a trustee of the Ohio League of Financial Institutions (the "LEAGUE"), including but not limited to travel to and attendance at LEAGUE meetings, activities and functions, (iii) pay the EMPLOYEE a car allowance of $400 per month.

         (c) EMPLOYEE BENEFIT PROGRAMS. During the TERM, the EMPLOYEE shall be entitled to participate in all formally established employee benefit, bonus, pension and profit-sharing plans and similar programs that are maintained by the EMPLOYER from time to time, including group health, disability or life insurance, and all employee benefit plans or programs hereafter adopted in writing by the Board of Directors of the EMPLOYER, for which senior management personnel are eligible (collectively, the "BENEFIT PLANS"). Notwithstanding the foregoing sentence, the EMPLOYER may discontinue or terminate at any time any such BENEFIT PLANS, now existing or hereafter adopted, to the extent permitted by the terms of such plans and applicable law, and shall not be required to compensate the EMPLOYEE for such discontinuance or termination; and

         (d) VACATION AND SICK LEAVE. The EMPLOYEE shall be entitled, without loss of pay, to be absent voluntarily from the performance of his duties under this AGREEMENT, subject to the following conditions:

            (i) The EMPLOYEE shall be entitled to an annual vacation in accordance with the policies periodically established by the Board of Directors of the EMPLOYER for senior management officials of the EMPLOYER, provided that such annual vacation shall be for a period of at least five weeks;

            (ii) The EMPLOYEE shall be entitled to annual sick leave as established by the Board of Directors of the EMPLOYER for senior management officials of the EMPLOYER;

            (iii) The EMPLOYEE shall be entitled to paid leave for attendance at meetings, conferences, functions and activities in connection with his service as a trustee of the LEAGUE; and,

            (iv) In addition to the foregoing, the EMPLOYEE shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment with the EMPLOYER for such additional period of time and for such valid and legitimate reasons as the Board may, in its discretion, determine, and the Board may grant to the EMPLOYEE a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as such Board, in its discretion, may determine.

         (e) DEFERRED COMPENSATION. Not later than the fifth (5th) business day after the end of the TERM, the EMPLOYER shall pay to the EMPLOYEE the sum of $297,500 as compensation for services rendered by the EMPLOYEE to the EMPLOYER prior to the effective date of this AGREEMENT.

         4. TERMINATION OF EMPLOYMENT.

            (a) GENERAL. The employment of the EMPLOYEE shall terminate at any time during the TERM at the option of the EMPLOYER upon the delivery by the EMPLOYER of written notice of employment termination to the EMPLOYEE.

            (b) TERMINATION FOR JUST CAUSE. In the event that the EMPLOYER terminates the employment of the EMPLOYEE before the expiration of the TERM because of the EMPLOYEE's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities assigned in this AGREEMENT, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease-and-desist order, conviction of a felony or for fraud or embezzlement, or material breach of any provision of this AGREEMENT (collectively, "JUST CAUSE"), the EMPLOYEE shall not receive, and shall have no right to receive, any compensation or other benefits for any period after such termination.

            (c) DEATH OF THE EMPLOYEE. The TERM automatically terminates upon the death of the EMPLOYEE. In the event of such death, the EMPLOYEE's estate shall be entitled to receive the compensation due the EMPLOYEE through the last day of the calendar month in which the death occurred.

         5. SPECIAL REGULATORY EVENTS. Notwithstanding Section 4 of this AGREEMENT, the obligations of the EMPLOYER to the EMPLOYEE shall be as follows in the event of the following circumstances:

            (a) If the EMPLOYEE is suspended and/or temporarily prohibited from participating in the conduct of the EMPLOYER's affairs by a notice served under
Section 8(e) (3) or (g) (1) of the Federal Deposit Insurance Act (hereinafter referred to as the "FDIA"), the EMPLOYER's obligations under this AGREEMENT shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the EMPLOYER shall (i) pay the EMPLOYEE all of the compensation withheld while the obligations in this AGREEMENT were suspended and (ii) reinstate any of the obligations that were suspended.

            (b) If the EMPLOYEE is removed and/or permanently prohibited from participating in the conduct of the EMPLOYER's affairs by an order issued under
Section 8(e) (4) or (g) (1) of the FDIA, all obligations of the EMPLOYER under this AGREEMENT shall terminate as of the effective date of such order; provided, however, that vested rights of the EMPLOYEE shall not be affected by such termination.

            (c) If the EMPLOYER is in default as defined in Section 3(x)(1) of the FDIA, all obligations under this AGREEMENT shall terminate as of the date of default; provided, however, that vested rights of the EMPLOYEE shall not be affected.

            (d) All obligations under this AGREEMENT shall be terminated, except to the extent of a determination that the continuation of this AGREEMENT is necessary for the continued operation of the EMPLOYER, (i) by the Director of the OTS, or his or her designee at the time that the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the EMPLOYER under the authority contained in
Section 13(c) of the FDIA or (ii) by the Director of the OTS, or his or her designee, at any time the Director of the OTS, or his or her designee, approves a supervisory merger to resolve problems related to the operation of the EMPLOYER or when the EMPLOYER is determined by the Director of the OTS to be in an unsafe or unsound condition. No vested rights of the EMPLOYEE shall be affected by any such action.

         6. CONSOLIDATION, MERGER OR SALE OF ASSETS. Nothing in this AGREEMENT shall preclude the EMPLOYER from consolidating with, merging into, or transferring all, or substantially all, of its assets to another corporation that assumes all of the EMPLOYER's obligations and undertakings hereunder. Upon such a consolidation, merger or transfer of assets, the term "EMPLOYER" as used herein, shall mean such other corporation or entity, and this AGREEMENT shall continue in full force and effect.

         7. CONFIDENTIAL INFORMATION. The EMPLOYEE acknowledges that during his employment he will learn and have access to confidential information regarding the EMPLOYER and its customers and businesses. The EMPLOYEE agrees and covenants not to disclose or use for his own benefit, or the benefit of any other person or entity, any confidential information, unless or until the EMPLOYER consents to such disclosure or use or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The EMPLOYEE shall not knowingly disclose or reveal to any unauthorized person any confidential information relating to the EMPLOYER, its parent, subsidiaries or affiliates, or to any of the businesses operated by them, and the EMPLOYEE confirms that such information constitutes the exclusive property of the EMPLOYER. The EMPLOYEE shall not otherwise knowingly act or conduct himself (a) to the material detriment of the EMPLOYER, its subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests of the EMPLOYER.

         8. NONASSIGNABILITY. Neither this AGREEMENT nor any right or interest hereunder shall be assignable by the EMPLOYEE, his beneficiaries, or legal representatives without the EMPLOYER's prior written consent; provided, however, that nothing in this Section 8 shall preclude (a) the EMPLOYEE from designating a beneficiary to receive any benefits payable hereunder upon his death, or (b) the executors, administrators, or other legal representatives of the EMPLOYEE or his estate from assigning any rights hereunder to the person or persons entitled thereto.

         9. NO ATTACHMENT. Except as required by law, no right to receive payment under this AGREEMENT shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process of assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         10. INDEMNIFICATION; INSURANCE.

             (a) INDEMNIFICATION. The EMPLOYER agrees to indemnify the EMPLOYEE and his heirs, executors, and administrators to the fullest extent permitted under applicable law and regulations, including, without limitation 12 U.S.C.
Section 1828(k), against any and all expenses and liabilities reasonably incurred by the EMPLOYEE in connection with or arising out of any action, suit or proceeding in which the EMPLOYEE may be involved by reason of his having been a director or officer of the EMPLOYER or any of its subsidiaries, whether or not the EMPLOYEE is a director or officer at the time of incurring any such expenses or liabilities. Such expenses and liabilities shall include, but shall not be limited to, judgments, court costs and attorney's fees and the cost of reasonable settlements. The EMPLOYEE shall be entitled to indemnification in respect of a settlement only if the Board of Directors of the EMPLOYER has approved such settlement. Notwithstanding anything herein to the contrary, (i) indemnification for expenses shall not extend to matters for which the EMPLOYEE has been terminated for JUST CAUSE, and (ii) the obligations of this Section 10 shall survive the TERM of this AGREEMENT. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation.

             (b) INSURANCE. During the TERM, the EMPLOYER shall provide the EMPLOYEE (and his heirs, executors, and administrators) with coverage under a directors' and officers' liability policy at the EMPLOYER's expense, at least equivalent to such coverage provided to directors and senior officers of the EMPLOYER.

         11. BINDING AGREEMENT. This AGREEMENT shall be binding upon, and inure to the benefit of, the EMPLOYEE and the EMPLOYER and their respective permitted successors and assigns.

         12. AMENDMENT OF AGREEMENT. This AGREEMENT may not be modified or amended, except by an instrument in writing signed by the parties hereto.

         13. WAIVER. No term or condition of this AGREEMENT shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this AGREEMENT, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver, unless specifically stated therein, and each waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than the act specifically waived.

         14. SEVERABILITY. If, for any reason, any provision of this AGREEMENT is held invalid, such invalidity shall not affect the other provisions of this AGREEMENT not held so invalid, and each such other provision shall, to the full extent consistent with applicable law, continue in full force and effect. If this AGREEMENT is held invalid or cannot be enforced, then any prior Agreement between the EMPLOYER (or any predecessor thereof) and the EMPLOYEE shall be deemed reinstated to the full extent permitted by law, as if this AGREEMENT had not been executed.

         15. HEADINGS. The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this AGREEMENT.

         16. GOVERNING LAW; REGULATORY AUTHORITY. This AGREEMENT has been executed and delivered in the State of Ohio and its validity, interpretation, performance, and enforcement shall be governed by the laws of the State of Ohio, except to the extent that federal law is governing. References to the OTS included herein shall include any successor primary federal regulatory authority of the EMPLOYER.

         17. EFFECT OF PRIOR AGREEMENTS. This AGREEMENT contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the EMPLOYER or any predecessor of the EMPLOYER and the EMPLOYEE. This AGREEMENT supercedes the prior Employment Agreement between the EMPLOYER and the EMPLOYEE dated October 1, 1996, and the Employment Agreement between Foundation Bancorp, Inc., and the EMPLOYEE dated October 1, 1996, which are hereby terminated.

         18. NOTICES. Any notice or other communication required or permitted pursuant to this AGREEMENT shall be deemed delivered if such notice or communication is in writing and is delivered personally or by facsimile transmission or is deposited in the United States mail, postage prepaid, addressed as follows:

         If to the EMPLOYER:

                  Foundation Savings Bank
                  25 Garfield Place
                  Cincinnati, Ohio 45202

         with a required copy (which shall not constitute notice) to:

                  Keating, Muething & Klekamp, P.L.L.
                  1400 Provident Tower
                  One East Fourth Street
                  Cincinnati, Ohio  45202
                  Attention:  Edward E. Steiner, Esq.

         If to the EMPLOYEE:

                  Mr. Laird L. Lazelle
                  927 Weninger Circle
                  Cincinnati, Ohio 45203

         IN WITNESS WHEREOF, the EMPLOYER has caused this AGREEMENT to be executed by its duly authorized officer, and the EMPLOYEE has signed this AGREEMENT, each as of the day and year first above written.

Attest:                             FOUNDATION SAVINGS BANK



                                    By
--------------------------------     ----------------------------------

Attest:


--------------------------------    -----------------------------------
                                    Laird L. Lazelle